                                                   Memorandum Number:___________




                                   PROSPECTUS


                     CONSTELLATION INSTITUTIONAL PORTFOLIOS,
                           A DELAWARE STATUTORY TRUST

                          A PRIVATE OFFERING OF SHARES





                            TIP MIDCAP CORE PORTFOLIO
                           TIP MIDCAP GROWTH PORTFOLIO
                  SANDS CAPITAL INSTITUTIONAL GROWTH PORTFOLIO
             CLOVER CAPITAL INSTITUTIONAL SMALL CAP VALUE PORTFOLIO
               CLOVER CAPITAL INSTITUTIONAL FIXED INCOME PORTFOLIO
               CLOVER CAPITAL INSTITUTIONAL INCOME PLUS PORTFOLIO

                CONSTELLATION INVESTMENT MANAGEMENT COMPANY, INC.
                         1205 WESTLAKES DRIVE, SUITE 280
                           BERWYN, PENNSYLVANIA 19312
                               INVESTMENT MANAGER





               CONSTELLATION INVESTMENT DISTRIBUTION COMPANY INC.
                                 PLACEMENT AGENT




                                 October 1, 2004

                     CONSTELLATION INSTITUTIONAL PORTFOLIOS


Constellation Institutional Portfolios (the "Trust") offers units of beneficial interest ("Shares") in six separate series, TIP Midcap Core Portfolio, TIP Midcap Growth Portfolio, Sands Capital Institutional Growth Portfolio, Clover Capital Institutional Small Cap Value Portfolio, Clover Capital Institutional Fixed Income Portfolio, and Clover Capital Institutional Income Plus Portfolio (the "Portfolios"). The Portfolios issue shares only in transactions that do not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). This prospectus is not offering to sell, or soliciting any offer to buy, any security to the public within the meaning of the Securities Act.

Only "accredited investors," as defined in Regulation D under the Securities Act, may invest in a Portfolio. Accredited investors include banks and other financial institutions, registered broker-dealers, insurance companies, investment companies, pension and profit sharing plans, corporations, trusts and other entities which satisfy net worth requirements and certain individuals.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THE PORTFOLIOS' SHARES AS AN INVESTMENT OR DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SHARES ARE SUBJECT TO A RISK OF LOSS. SEE "PRINCIPAL RISKS" IN THE DESCRIPTION OF EACH PORTFOLIO IN THIS PROSPECTUS AND "DESCRIPTION OF PERMITTED INVESTMENTS AND RISK FACTORS" IN THE STATEMENT OF ADDITIONAL INFORMATION. EACH INVESTOR MUST HAVE SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT SUCH INVESTOR IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF THIS INVESTMENT AND MUST BE ABLE TO BEAR THE ECONOMIC RISKS OF THIS INVESTMENT.

THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE AND ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE. SHARES MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR A SUBSTANTIAL PERIOD OF TIME.

THE INFORMATION IN THIS PROSPECTUS AND IN THE STATEMENT OF ADDITIONAL INFORMATION IS FURNISHED ON A CONFIDENTIAL BASIS EXCLUSIVELY FOR YOUR USE AND RETENTION AND, BY ACCEPTING THIS PROSPECTUS AND THE STATEMENT OF ADDITIONAL INFORMATION, YOU AGREE NOT TO TRANSMIT, REPRODUCE OR MAKE AVAILABLE TO ANY OTHER PERSON (OTHER THAN YOUR LEGAL, TAX, ACCOUNTING AND OTHER ADVISORS) ALL OR ANY PART OF THIS PROSPECTUS OR THE STATEMENT OF ADDITIONAL INFORMATION WITHOUT THE EXPRESS PERMISSION OF THE TRUST.

CONSTELLATION INVESTMENT DISTRIBUTION COMPANY INC. WILL RESPOND TO ANY QUESTIONS YOU OR YOUR ADVISORS MAY HAVE CONCERNING THIS OFFERING.

THE TRUST RESERVES THE RIGHT TO ACCEPT OR REJECT ANY SUBSCRIPTION TO PURCHASE SHARES.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS OR THE STATEMENT OF ADDITIONAL INFORMATION AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT THEIR OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS, TAX AND RELATED MATTERS CONCERNING THIS OFFERING.

TIP MIDCAP CORE PORTFOLIO

INVESTMENT OBJECTIVE                                    Long-term capital growth

INVESTMENT FOCUS                                        Common stocks of medium capitalization companies

SHARE PRICE VOLATILITY                                  High

PRINCIPAL INVESTMENT STRATEGY                           The Portfolio buys medium-sized companies that have
                                                        the potential for long-term growth

INVESTOR PROFILE                                        Investors seeking long-term total return who can
                                                        withstand the share price volatility of mid cap
                                                        equity investing

PRINCIPAL STRATEGY

The Portfolio invests in common stocks. Under normal market conditions, the Portfolio invests at least 80% of its assets in securities of medium capitalization companies that the sub-adviser, Turner Investment Partners, Inc. ("TIP"), believes have the potential for long-term growth and that are attractively priced. Most of these companies are based in the U.S., but some may be headquartered in or doing a substantial portion of their business overseas. In pursuing its objective, the Portfolio may invest in securities convertible into mid cap equity securities. For purposes of the Portfolio, a medium capitalization company is one that has a market capitalization at the time of purchase that is within the range of market capitalizations represented in the Russell Midcap Index. As of June 30, 2004, the Russell Midcap Index included companies with capitalizations between $1.6 billion and $12.3 billion.

The Portfolio will invest in securities of companies operating in a broad range of industries based primarily on a fundamental analysis of each company and due consideration of such characteristics as price-cash flow, price-earnings and price-book value ratios. TIP looks for companies with quality management teams that can take advantage of unique product opportunities, with an emphasis on companies that TIP believes can generate and sustain long-term growth. TIP employs a quantitative approach to determine whether a company's share price reflects its perceived value. A security will be sold if TIP believes it has reached its full valuation, the security experiences an unexpected deterioration in fundamentals, to adhere to investment guidelines or risk parameters or if TIP believes another security has a greater risk/reward profile.

PRINCIPAL RISKS

Investing in the Portfolio involves risk, including the risk that you may lose part or all of the money you invest. The price of Portfolio shares will increase and decrease according to changes in the value of the Portfolio's investments. Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate drastically from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of these companies' securities may decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio. Common stocks represent a share of ownership in a company, and rank after bonds and preferred stock on the company's assets in the event of liquidation.

The medium capitalization companies the Portfolio invests in may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. Therefore, these stocks may be more volatile than those of larger companies.

Investing in issuers headquartered or otherwise located in foreign countries poses additional risks since political and economic events unique to a country or region will affect those markets and their issuers. These events will not necessarily affect the U.S. economy or similar issuers located in the United States. Nonetheless, changes in the value of foreign currencies compared to the U.S. dollar may affect (positively or negatively) such an issuer's share price and value.

TIP MIDCAP GROWTH PORTFOLIO

INVESTMENT OBJECTIVE                                    Capital appreciation

INVESTMENT FOCUS                                        Common stocks of U.S. medium capitalization
                                                        companies

SHARE PRICE VOLATILITY                                  High

PRINCIPAL INVESTMENT STRATEGY                           The Portfolio buys medium-sized companies that have
                                                        the potential for long-term growth

INVESTOR PROFILE                                        Investors seeking long-term total return who can
                                                        withstand the share price volatility of mid cap
                                                        equity investing

PRINCIPAL STRATEGY

The Portfolio invests in common stocks. Under normal market conditions, the Portfolio invests at least 80% of its assets in common stocks and other equity securities of U.S. medium capitalization companies that the sub-adviser, Turner Investment Partners, Inc. ("TIP"), believes have strong earnings growth potential. For purposes of the Portfolio, medium capitalization companies are defined as companies with market capitalizations at the time of purchase in the range of those market capitalizations of companies included in the Russell Midcap Growth Index. As of June 30, 2004, the Russell Midcap Index included companies with capitalizations between $1.6 billion and $12.3 billion. These securities may be traded over the counter or listed on an exchange. It is not expected that the Portfolio will own a substantial amount of securities that pay dividends.

The Portfolio invests in securities of companies that are diversified across economic sectors (e.g., financial, technology, etc.), and attempts to maintain sector concentrations that approximate those of the Midcap Growth Index. Portfolio exposure is generally limited to 5% of assets in any single issuer, subject to exceptions for the most heavily-weighted securities in the Midcap Growth Index.

TIP pursues a bottom-up strategy that blends quantitative and qualitative analysis to find growth companies with superior earnings prospects, reasonable valuations, and favorable trading-volume and price patterns. A stock becomes a sell candidate if TIP detects deterioration in the company's earnings growth potential. TIP may also trim positions to adhere to capitalization or capacity constraints, to maintain sector neutrality or to adjust stock position size relative to the target index.

PRINCIPAL RISKS

Investing in the Portfolio involves risk, including the risk that you may lose part or all of the money you invest. The price of Portfolio shares will increase and decrease according to changes in the value of the Portfolio's investments. Since it purchases equity securities, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's equity securities may fluctuate drastically from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of these companies' securities may decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio. Common stocks represent a share of ownership in a company, and rank after bonds and preferred stock on the company's assets in the event of liquidation.

The Portfolio is subject to the risk that medium capital growth stocks may underperform other segments of the equity market or the equity markets as a whole. The Portfolio invests in companies that TIP believes have strong earnings growth potential. TIP's investment approach may be out of favor at times, causing the Portfolio to underperform funds that also seek capital appreciation but use different approaches to the stock selection and portfolio construction process.

The medium capitalization companies the Portfolio invests in may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. Therefore, these stocks may be more volatile than those of larger companies.

SANDS CAPITAL INSTITUTIONAL GROWTH PORTFOLIO

INVESTMENT OBJECTIVE                                    Long-term capital appreciation

INVESTMENT FOCUS                                        Large cap common stocks

SHARE PRICE VOLATILITY                                  Medium

PRINCIPAL INVESTMENT STRATEGY                           The Portfolio invests in common stocks of U.S.
                                                        companies believed to have above-average potential
                                                        for growth in revenues and earnings

INVESTOR PROFILE                                        Investors seeking long-term total return who can
                                                        withstand the share price volatility of
                                                        concentrated, growth stock investing

PRINCIPAL STRATEGY

The Sands Capital Institutional Growth Portfolio invests in common stocks. Under normal market conditions, the Portfolio invests at least 80% of its assets in common stocks of U.S. companies with above-average potential for revenue or earnings growth. This is a non-fundamental investment policy that the Portfolio can change upon 60 days' prior notice to shareholders from the universe of growth companies. The Portfolio emphasizes investments in large capitalization growth companies. The weighted average market capitalization of these companies is generally in excess of $50 billion, and the Portfolio does not typically invest in companies that have market capitalization of less than $4 billion. The Portfolio will typically own a smaller number of stocks than other, more diversified funds.

The Portfolio's sub-adviser, Sands Capital Management, Inc. ("Sands Capital"), generally seeks stocks with above average potential for growth in revenue and earnings, and with capital appreciation potential. In addition, Sands Capital looks for companies that have a leadership position or proprietary niche that appears to be sustainable, that demonstrate a clear mission in an understandable business, that exhibit financial strength and that are valued reasonably in relation to comparable companies in the market. Sands Capital generally considers selling a security when it reaches a target price, when it fails to meet earnings or revenue growth estimates, or when other opportunities appear more attractive.

PRINCIPAL RISKS

Since it purchases common stocks, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. The Portfolio 's investment approach is intended to provide long-term capital appreciation, which carries with it the potential for price volatility associated with owning equity securities. Historically, the equity markets have moved in cycles. The value of the Portfolio 's investments may fluctuate from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by such companies may suffer a decline in value in response to such developments which could result in a decline in the value of the Portfolio 's shares. These factors contribute to price volatility, which is a principal risk of investing in the Portfolio. In addition, common stocks represent a share of ownership in a company, and rank after bonds and preferred stock in their claim on the company's assets in the event of liquidation.

The Portfolio is subject to the risk that its primary market segment, investments in growing companies that have market capitalization in excess of $4 billion, may underperform other market segments or the equity markets as a whole.

A principal risk of growth stocks is that investors expect growth companies to increase their earnings at a certain rate that is generally higher than the rate expected for non-growth companies. If a growth company does not meet these expectations, the price of its stock may decline significantly, even if it has increased earnings. Growth companies also typically do not pay dividends. Companies that pay dividends often have lesser stock price declines during market downturns.

The Portfolio may invest in foreign securities, which may be riskier than U.S. investments for many reasons including changes in currency exchange rates, unstable political and economic conditions, a lack of adequate company information, differences in the way securities markets operate, less secure foreign banks or securities depositories than those in the United States, and foreign controls on investment.

The Portfolio is non-diversified, which means it may invest a greater percentage of its assets than other mutual funds in the securities of a limited number of issuers. The use of a non-diversified investment strategy may increase the volatility of the Portfolio 's investment performance, as the Portfolio may be more susceptible to risks associated with a single economic, political or regulatory event than a diversified fund.

CLOVER CAPITAL INSTITUTIONAL SMALL CAP VALUE PORTFOLIO

INVESTMENT OBJECTIVE                                    Seeks long-term total return
INVESTMENT FOCUS                                        Small cap U.S. common stocks
SHARE PRICE VOLATILITY                                  Medium to high
PRINCIPAL INVESTMENT STRATEGY                           The Sub-Adviser tries to identify U.S. small
                                                        capitalization companies with low stock valuations
INVESTOR PROFILE                                        Investors seeking long-term total return who can
                                                        withstand the share price volatility of small cap
                                                        equity investing

PRINCIPAL STRATEGY

The Portfolio invests in common stocks. Under normal market conditions, the Portfolio invests at least 80% of its assets securities of U.S. companies with small market capitalizations that the sub-adviser, Clover Capital Management, Inc. ("Clover Capital"), believes possess attractive long-term return potential because of their lower than average valuations and improving fundamental business outlooks. This is a non-fundamental investment policy that can be changed by the Portfolio upon 60 days' prior notice to shareholders. For purposes of the Portfolio, small cap companies are defined as companies with market capitalizations at the time of purchase in the range of those market capitalizations of companies included in the Russell 2000 Value Index. As of August 31, 2004, the Russell 2000 Value Index included companies with capitalizations between $77 million and $1.965 billion.

The Portfolio invests in securities of companies operating in a broad range of industries based primarily on Clover Capital's quantitative, fundamental and technical analysis. In looking at company valuations, Clover Capital considers factors such as price-cash flow, price-earnings and price-book value. In selecting specific securities for the Portfolio, Clover Capital may also consider other factors, such as competitive positioning, earnings outlook and price momentum. Clover Capital generally considers selling a security when it reaches a target price, when it fails to perform as expected, or when other opportunities appear more attractive.

PRINCIPAL RISKS

Since it purchases common stocks, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's securities may fluctuate drastically from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of these companies' securities may decline in response. These factors contribute to price volatility, which is the principal risk of investing in the Portfolio. In addition, common stocks represent a share of ownership in a company, and rank after bonds and preferred stock in their claim on the company's assets in the event of liquidation.

The Portfolio is subject to the risk that small capitalization value stocks may underperform other segments of the equity market or the equity markets as a whole. Moreover the smaller capitalization companies the Portfolio invests in may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these small companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. Therefore, small cap stocks may be more volatile than those of larger companies.

Clover Capital's investment approach may be out of favor at times, causing the Portfolio to underperform funds that also seek capital appreciation but use different approaches to the stock selection and portfolio construction process. The out-of-favor and undervalued companies the Portfolio invests in may be more vulnerable to negative investor sentiment or adverse business or economic events than more growth-oriented companies.

CLOVER INSTITUTIONAL CAPITAL FIXED INCOME PORTFOLIO

INVESTMENT OBJECTIVE                                    Seeks high current income consistent with
                                                        reasonable risk to capital
INVESTMENT FOCUS                                        Fixed income obligations of U.S. issuers
SHARE PRICE VOLATILITY                                  Low to medium
PRINCIPAL INVESTMENT STRATEGY                           The Sub-Adviser tries to identify investment-grade
                                                        U.S. government and corporate securities
                                                        that offer income potential
INVESTOR PROFILE                                        Investors seeking high current income who can
                                                        withstand share price volatility

PRINCIPAL STRATEGY

The Portfolio invests in fixed income securities. Under normal market conditions, the Portfolio invests at least 80% of its assets in U.S. government obligations and other investment grade fixed income securities, including corporate debt obligations and mortgage- and asset-backed securities issued by agencies such as the Federal National Mortgage Agency (FNMA) or Government National Mortgage Agency (GNMA). Corporate debt obligations include corporate bonds, debentures, notes and other similar instruments. This is a non-fundamental investment policy that can be changed by the Portfolio upon 60 days' prior notice to shareholders.

In selecting investments for the Portfolio, the sub-adviser, Clover Capital, chooses fixed income securities of issuers that it believes will offer attractive income potential with an acceptable level of risk. Clover Capital invests in fixed income obligations of different types and maturities depending on its current assessment of the relative market values of the sectors in which the Portfolio invests. Clover Capital does not attempt to forecast interest rate changes. The Portfolio's average duration will typically be between four and six years.

PRINCIPAL RISKS

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers, including governments. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise and vice versa, and the volatility of lower-rated securities is even greater than that of higher-rated securities. Regardless of the rating of a security, the Portfolio is subject to the risk that an issuer of the security will be unable or unwilling to make timely principal and/or interest payments.

Longer-term securities are generally more volatile, so the average maturity or duration of these securities affects risk. Duration is a measure of the price sensitivity of fixed-income securities for a given change in interest rates. Specifically, duration is quantified as the change in the value of a fixed income security that will result from a 1% change in interest rates, and generally is stated in years. Maturity, on the other hand, is the date on which a fixed-income security becomes due for payment of principal.

The Portfolio's U.S. government securities are not guaranteed against price movements due to changing interest rates. Securities issued by some U.S. government agencies are backed by the U.S. Treasury, while others are backed solely by the ability of the agency to borrow from the U.S. Treasury or by the agency's own resources. In addition, securities issued by agencies such as FNMA and GNMA are supported only by the credit of the issuing agency and any associated collateral.

Mortgage-backed securities are fixed income securities representing an interest in a pool of underlying mortgage loans. Mortgage-backed securities are sensitive to changes in interest rates, but may respond to these changes differently from other fixed income securities due to the possibility of prepayment of the underlying mortgage loans. As a result, it may not be possible to determine in advance the actual maturity date or average life of a mortgage-backed security. Rising interest rates tend to discourage refinancings, with the result that the average life and volatility of the security will increase, exacerbating its decrease in market price. When interest rates fall, however, mortgage-backed securities may not gain as much in market value because of the expectation of additional mortgage prepayments that must be reinvested at lower interest rates. Prepayment risk may make it difficult to calculate the average maturity of the Portfolio's mortgage-backed securities and, therefore, to assess the volatility risk of the Portfolio.

CLOVER CAPITAL INSTITUTIONAL INCOME PLUS PORTFOLIO

INVESTMENT OBJECTIVE                                    Maximum income from dividends and interest, with a
                                                        secondary emphasis on capital appreciation
INVESTMENT FOCUS                                        Equity and fixed income securities
SHARE PRICE VOLATILITY                                  Medium to high
PRINCIPAL INVESTMENT STRATEGY                           Investing in equity and equity-related securities
                                                        to generate income and gain exposure to the equity
                                                        markets
INVESTOR PROFILE                                        Investors seeking long-term total return who can
                                                        withstand the share price volatility of equity
                                                        investing

PRINCIPAL STRATEGY

The Portfolio invests in equity and fixed income securities of both U.S. and foreign issuers. The sub-adviser, Clover Capital, seeks to generate income and, to a lesser extent, capital appreciation, by allocating Portfolio assets to income and non-income producing equity securities, including common stocks, real estate investment trusts, preferred stocks and convertible securities. To generate income and enhance exposure to the equity markets, the Portfolio will purchase investment grade and high yield fixed income securities or unrated securities of equivalent quality along with options on securities indices. Securities rated below investment grade are commonly referred to as "junk" bonds. The Portfolio may invest in companies of any size, and fixed income securities of any maturity, in order to achieve its investment objective.

To protect against principal loss, the Portfolio invests in options, futures and options on futures to hedge against adverse changes in the market value of its securities.

In making investment decisions, Clover Capital considers factors such as dividend yield, potential appreciation and valuation, and, for fixed income securities, credit quality. Clover Capital also may consider other factors, such as competitive positioning, earnings outlook and price momentum. Clover Capital generally considers selling a security when it reaches a target price, when it fails to perform as expected, or when other opportunities appear more attractive.

PRINCIPAL RISKS

Since it purchases common stocks, the Portfolio is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles, and the value of the Portfolio's securities may fluctuate drastically from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of these companies' securities may decline in response.

These factors contribute to price volatility, which is the principal risk of investing in the Portfolio. In addition, common stocks represent a share of ownership in a company, and rank after bonds and preferred stock in their claim on the company's assets in the event of liquidation. The Portfolio may invest in foreign securities, which may be riskier than U.S. investments for many reasons, including changes in currency exchange rates, unstable political and economic conditions, a lack of adequate company information, differences in the way securities markets operate, less secure foreign banks or securities depositories than those in the United States, and foreign controls on investment.

The small and medium capitalization companies the Portfolio invests in may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. Therefore, these stocks may be more volatile than those of larger companies.

The prices of the Portfolio's fixed income securities respond to economic developments, particularly interest rate changes, as well as to perceptions about the creditworthiness of individual issuers, including governments. Generally, the Portfolio's fixed income securities will decrease in value if interest rates rise and vice versa, and the volatility of lower-rated securities is even greater than that of higher-rated securities. Regardless of the rating of a security, the Portfolio is subject to the risk that an issuer of the security will be unable or unwilling to make timely principal and/or interest payments. Also, longer-term securities are generally more volatile, so the average maturity or duration of these securities affects risk. Duration is a measure of the price sensitivity of fixed-income securities for a given change in interest rates.

High yield bonds involve greater risks of default or downgrade and are more volatile than investment grade securities. High yield bonds involve greater risk of price declines than investment grade securities due to actual or perceived changes in an issuer's creditworthiness. In addition, issuers of junk bonds may be more susceptible than other issuers to economic downturns. High yield bonds are subject to the risk that the issuer may not be able to pay interest or dividends and ultimately to repay principal upon maturity. Discontinuation of these payments could cause the market price of the security to decrease substantially. Bonds that are unrated and rated CCC or lower are considered particularly speculative with respect to the issuer's ability to pay interest and principal and are more susceptible to default or decline in market value due to adverse economic and business developments than higher-rated bonds.

Clover Capital's investment approach may be out of favor at times, causing the Portfolio to underperform funds that also seek income and capital appreciation but use different approaches to the security selection process.

MORE INFORMATION ABOUT PORTFOLIO INVESTMENTS

In addition to the investments and strategies described in this prospectus, each Portfolio also may invest in other securities, use other strategies and engage in other investment practices. These investments and strategies are described in detail in our Statement of Additional Information (SAI).

The investments and strategies described throughout this prospectus are those that the Portfolios use under normal conditions. During unusual economic or market conditions, or for temporary defensive or liquidity purposes, each Portfolio may invest up to 100% of its assets in cash, repurchase agreements and short-term obligations that would not ordinarily be consistent with the Portfolio's objectives. A Portfolio will do so only if the Adviser or the Portfolio's sub-adviser believes that the risk of loss in using the Fund's normal strategies and investments outweighs the opportunity for gains.

PORTFOLIO COMPOSITION

The Portfolios, except for the Clover Capital Income Plus Portfolio, have adopted policies to invest, under normal circumstances, at least 80% of the value of the Portfolio's "assets" in certain types of investments suggested by its name (the "80% Policy"). For purposes of these 80% Policies the term "assets" means net assets plus the amount of borrowings for investment purposes. A Portfolio must comply with its 80% Policy at the time the Portfolio invests its assets. Accordingly, when a Portfolio no longer meets the 80% requirement as a result of circumstances beyond its control, such as changes in the value of portfolio holdings, it would not have to sell its holdings but would have to make any new investments in such a way to comply with the 80% Policy.

PORTFOLIO TURNOVER

Each Portfolio may sell its portfolio securities, regardless of the length of time that they have been held, if the Adviser and/or sub-adviser determines that it would be in the Portfolio's best interest to do so. It may be appropriate to buy or sell portfolio securities due to economic, market, or other factors that are not within the Adviser's or sub-adviser's control. These transactions will increase a Portfolio's "portfolio turnover." A 100% portfolio turnover rate would occur if all of the securities in a Portfolio were replaced during a given period.

THE MANAGER

Constellation Investment Management Company, Inc. ("CIMCO"), an SEC-registered adviser, serves as investment manager and administrator to each Portfolio. CIMCO has its offices in Berwyn, PA. As of September 30, 2004, CIMCO had over $2.1 billion in assets under management.

As the Portfolios' manager, CIMCO continuously reviews and administers the Portfolios' investment programs. CIMCO also is responsible for providing administration services to each Portfolio under the Investment Management Agreement, and ensures compliance with the Portfolios' investment policies and guidelines. For these services, CIMCO receives a unified management fee equal to the percentage of the assets of each Portfolio, on an annual basis, as follows:

    TIP MIDCAP CORE PORTFOLIO                                         0.90%
    TIP MIDCAP GROWTH PORTFOLIO                                       0.85%
    SANDS CAPITAL INSTITUTIONAL GROWTH PORTFOLIO                      0.78%
    CLOVER CAPITAL INSTITUTIONAL SMALL CAP VALUE PORTFOLIO            0.95%
    CLOVER CAPITAL INSTITUTIONAL FIXED INCOME PORTFOLIO               0.45%
    CLOVER CAPITAL INSTITUTIONAL INCOME PLUS PORTFOLIO                0.95%

CIMCO has contractually agreed to reduce the unified management fee to 0.80% for the Midcap Growth Portfolio until February 28, 2005. CIMCO may discontinue this arrangement at any time after February 28, 2005.

Under the unified fee arrangement, CIMCO is responsible for compensating any third party engaged by CIMCO to provide services under its supervision, including accounting, custodial and transfer agency services. The unified fee does not include the costs of any interest, taxes, dues, fees, or similar costs, brokerage or other transaction costs, or certain extraordinary expenses.

THE SUB-ADVISERS

Turner Investment Partners, Inc. ("TIP"), an SEC-registered adviser, serves as the sub-adviser to the Midcap Core and Midcap Growth Portfolios. As sub-adviser, TIP makes investment decisions for these Portfolios and also ensures compliance with the Portfolios' investment policies and guidelines. As of December 31, 2003, TIP had approximately $12 billion in assets under management.

For its services as investment Sub-Adviser to these Portfolios, TIP is entitled to receive base investment sub-advisory fees from CIMCO at an annualized rate, based on the daily net assets of each Portfolio, as follows:

         TIP Midcap Core Portfolio                            0.45%
         TIP Midcap Growth Portfolio                          0.45%

TIP has agreed to receive a fee of 0.40% of the daily net assets of the Midcap Growth Portfolio through February 28, 2005.

Sands Capital Management, Inc. ("Sands Capital"), an SEC-registered adviser, serves as the sub-adviser to the Sands Capital Institutional Growth Portfolio. As sub-adviser, Sands Capital makes investment decisions for this Portfolio and also ensures compliance with the Portfolio's investment policies and guidelines. As of June 30, 2004, Sands Capital had approximately $8.5 billion in assets under management.

For its services as investment Sub-Adviser to this Portfolio, Sands Capital is entitled to receive base investment sub-advisory fees from CIMCO at an annualized rate, based on the daily net assets of the Portfolio, as follows:

         Sands Capital Institutional Growth Portfolio                  0.45%

Clover Capital Management, Inc., ("Clover Capital") an SEC-registered adviser, serves as the Sub-Adviser to the CIP Clover Capital Small Cap Value, CIP Clover Capital Fixed Income, and CIP Clover Capital Income Plus Portfolios (the "Constellation Clover Portfolios"). As Sub-Adviser, Clover Capital makes investment decisions for the Constellation Clover Portfolios and also ensures compliance with the Constellation Clover Portfolios' investment policies and guidelines. As of June 30, 2004, Clover Capital had approximately $2.2 billion in assets under management. For its services as investment Sub-Adviser to the Constellation Clover Portfolios, Clover Capital is entitled to receive base investment sub-advisory fees from CIMCO at an annualized rate, based on the average daily net assets of each Portfolio, as follows:

Clover Capital Institutional Small Cap Value Portfolio        0.60% on the first $50 million
                                                              0.55% on assets over $50 million

Clover Capital Institutional Fixed Income Portfolio           0.25% on the first $100 million
                                                              0.20% on assets over $100 million

Clover Capital Institutional Income Plus Portfolio            0.60% on the first $25 million
                                                              0.55% on assets over $25 million

PRIOR PERFORMANCE INFORMATION FOR SIMILAR ACCOUNTS MANAGED BY TIP, SANDS CAPITAL AND CLOVER CAPITAL

Although the TIP Midcap Growth, Sands Capital Institutional Growth, Clover Capital Institutional Small Cap Value, Clover Capital Institutional Fixed Income and Clover Capital Institutional Income Plus Portfolios have no performance history prior to September 30, 2004, TIP, Sands Capital and Clover Capital have substantial experience in managing investment companies and other accounts with substantially similar investment objectives as these Portfolios. The tables below are designed to show you how composites of similar midcap growth equity accounts managed by TIP, similar growth equity accounts managed by Sands Capital, and similar value equity and fixed income accounts managed by Clover Capital performed over various periods in the past. In each case, the accounts comprising the composite have investment objectives, policies and strategies that are substantially similar to those of the CIP Portfolios.

TIP MIDCAP GROWTH EQUITY COMPOSITE. The table below shows the returns for the TIP Midcap Growth Equity composite compared with the Russell Midcap Growth Index for the periods ending June 30, 2004. The returns of the TIP Midcap Growth Equity composite reflect deductions of account fees and expenses (including advisory fees), and assume all dividends and distributions have been reinvested. The returns of the Russell Midcap Growth Index assume all dividends and distributions have been reinvested.

--------------------------------------------------------------------------------
AVERAGE ANNUAL RETURNS AS OF JUNE 30, 2004

                                              TIP MIDCAP
                                              GROWTH EQUITY     RUSSELL MIDCAP
                                              COMPOSITE (%)     GROWTH INDEX (%)

     1 Year Annual Return                         27.57            27.33
     3 Year Average Annual Return                 (3.87)           (0.23)
     5 Year Average Annual Return                  1.99             0.49
     Since Inception*                             16.17             8.80

*August 1, 1996 to June 30, 2004


ANNUAL RETURNS - 1997 TO 2003 (AS OF 12/31)

                            TIP Midcap
                            Growth Equity                    Russell Midcap
                            Composite (%)                    Growth Index (%)

           2003               49.65                                42.71

           2002              (32.55)                              (27.41)

           2001              (28.35)                              (20.15)

           2000               (8.13)                              (11.80)

           1999              125.99                                51.29

           1998               26.31                                17.87

           1997               41.75                                22.54
--------------------------------------------------------------------------------

This information is designed to demonstrate the historical track record of TIP. It does not indicate how the TIP Midcap Growth Portfolio has performed or will perform in the future. Performance will vary based on many factors, including market conditions, the composition of the Portfolio's holdings and the Portfolio's expenses.

The TIP Midcap Growth Equity Composite includes accounts managed by TIP that do not pay the same expenses that the TIP Midcap Growth Portfolio pays and that may not be subject to the diversification rules, tax restrictions and investment limits under the 1940 Act or Subchapter M of the Internal Revenue Code. The aggregate returns of the accounts in the composite may not reflect the returns of any particular account of TIP.

SANDS CAPITAL GROWTH EQUITY COMPOSITE

The table below shows the returns for the Sands Capital Growth Equity composite compared with the Russell 1000 Growth Index for the periods ending June 30, 2004. The returns of the Sands Capital Growth Equity composite reflect deductions of account fees and expenses (including advisory fees), and assume all dividends and distributions have been reinvested. The returns of the Russell 1000 Growth Index assume all dividends and distributions have been reinvested.

--------------------------------------------------------------------------------
AVERAGE ANNUAL RETURNS AS OF JUNE 30, 2004

                                              SANDS CAPITAL
                                              GROWTH EQUITY     RUSSELL 1000
                                              COMPOSITE (%)     GROWTH INDEX (%)

     1 Year Annual Return                          28.99           17.88
     3 Year Average Annual Return                   3.04           (3.74)
     5 Year Average Annual Return                  (1.75)          (6.49)
     10 Year Average Annual Return                 17.02           10.13
     Since Inception*                              15.83           10.79

*January 1, 1987 to June 30, 2004


ANNUAL RETURNS - 1987 TO 2003


                          SANDS CAPITAL
                          GROWTH EQUITY                         RUSSELL 1000
                          COMPOSITE (%)                         GROWTH INDEX (%)



           2003               36.26                               29.75

           2002              (27.24)                             (27.88)

           2001              (15.87)                             (20.42)

           2000              (18.38)                             (22.42)

           1999               47.58                               33.16

           1998               54.11                               38.71

           1997               30.22                               30.49

           1996               38.12                               23.12

           1995               42.31                               37.19

           1994                3.21                                2.66

           1993               (0.35)                               2.90

           1992                5.76                                5.00

           1991               42.58                               41.16

           1990               12.54                               (0.26)

           1989               32.32                               35.92

           1988                8.86                               11.27

           1987               17.23                                5.31
--------------------------------------------------------------------------------

This information is designed to demonstrate the historical track record of Sands Capital. It does not indicate how the Sands Capital Institutional Growth Portfolio has performed or will perform in the future. Performance will vary based on many factors, including market conditions, the composition of the Portfolio's holdings and the Portfolio's expenses.

The Sands Capital Growth Equity Composite includes accounts managed by Sands Capital that do not pay the same expenses that the Sands Capital Institutional Growth Portfolio pays and that may not be subject to the diversification rules, tax restrictions and investment limits under the 1940 Act or Subchapter M of the Internal Revenue Code. The aggregate returns of the accounts in the composite may not reflect the returns of any particular account of Sands Capital.

Note: Performance results from January 1, 1987 through February 6, 1992 are that of an account managed by Frank M. Sands, Sr., CFA while he was Chief Investment Office of a prior firm, where Mr. Sands was the key decision maker. This account was a Sands Capital client until July 1994.

CLOVER CAPITAL SMALL CAP VALUE COMPOSITE. The table below shows the returns for the Clover Capital Small Cap Value composite compared with the Russell 2000 Value Index for the periods ending June 30, 2004. The returns of the Clover Capital Small Cap Value composite reflect deductions of account fees and expenses (including advisory fees), and assume all dividends and distributions have been reinvested. The returns of the Index assume all dividends and distributions have been reinvested.

--------------------------------------------------------------------------------
AVERAGE ANNUAL RETURNS AS OF JUNE 30, 2004

                                              CLOVER CAPITAL    RUSSELL
                                              SMALL CAP VALUE   2000 VALUE
                                              COMPOSITE (%)     INDEX (%)

     1 Year Annual Return                          42.99           35.17
     3 Year Average Annual Return                   7.39           12.16
     5 Year Average Annual Return                  11.20           12.82
     Since Inception*                              11.98           13.21

*February 28, 1996 to June 30, 2004


ANNUAL RETURNS - 1997 TO 2003

                           Clover Capital                        Russell
                           Small Cap Value                       2000 Value
                           Composite (%)                         Index (%)



           2003               45.82                                 46.0%

           2002              (20.72)                               (11.4)

           2001               21.61                                 14.0

           2000               11.19                                 22.8

           1999                8.65                                 (1.5)

           1998               (6.63)                                (6.5)

           1997               23.77                                 31.8
--------------------------------------------------------------------------------

This information is designed to demonstrate the historical track record of Clover Capital. It does not indicate how the Clover Capital Small Cap Value Portfolio has performed or will perform in the future. Performance will vary based on many factors, including market conditions, the composition of the Portfolio's holdings and the Portfolio's expenses.

The Clover Capital Small Cap Value Composite includes accounts managed by Clover Capital that do not pay the same expenses that the Clover Capital Small Cap Value Portfolio pays and that may not be subject to the diversification rules, tax restrictions and investment limits under the 1940 Act or Subchapter M of the Internal Revenue Code. The aggregate returns of the accounts in the composite may not reflect the returns of any particular account of Clover Capital.

CLOVER CAPITAL FIXED INCOME COMPOSITE. The table below shows the returns for the Clover Capital Fixed Income composite compared with the Lehman Aggregate Bond Index for the periods ending June 30, 2004. The returns of the Clover Capital Fixed Income composite reflect deductions of account fees and expenses (including advisory fees), and assume all dividends and distributions have been reinvested. The returns of the Index assume all dividends and distributions have been reinvested.

--------------------------------------------------------------------------------
AVERAGE ANNUAL RETURNS AS OF JUNE 30, 2004

                                              CLOVER CAPITAL    LEHMAN
                                              FIXED INCOME      AGGREGATE BOND
                                              COMPOSITE (%)     INDEX (%)

     1 Year Annual Return                          (0.61)          0.30
     3 Year Average Annual Return                   5.70           6.40
     5 Year Average Annual Return                   6.88           7.00
     10 Year Average Annual Return                  7.18           7.40



ANNUAL RETURNS - 1994 TO 2000

                           Clover Capital                      Lehman
                           Fixed Income                        Aggregate Bond
                           Composite (%)                       Index (%)

           2003                2.06                                 4.1

           2002               10.57                                10.3

           2001                7.68                                 8.4

           2000               12.84                                11.6

           1999               (1.57)                               (0.8)

           1998                7.76                                 8.7

           1997               10.02                                 9.7

           1996                4.89                                 3.6

           1995               17.72                                18.5

           1994               (2.40)                               (2.9)
--------------------------------------------------------------------------------

This information is designed to demonstrate the historical track record of Clover Capital. It does not indicate how the Clover Capital Fixed Income Portfolio has performed or will perform in the future. Performance will vary based on many factors, including market conditions, the composition of the Portfolio's holdings and the Portfolio's expenses.

The Clover Capital Fixed Income Composite includes accounts managed by Clover Capital that do not pay the same expenses that the CIP Clover Capital Fixed Income Portfolio pays and that may not be subject to the diversification rules, tax restrictions and investment limits under the 1940 Act or Subchapter M of the Internal Revenue Code. The aggregate returns of the accounts in the composite may not reflect the returns of any particular account of Clover Capital.

CLOVER CAPITAL INCOME PLUS COMPOSITE. The table below shows the returns for the Clover Capital Income Plus composite compared with the S&P 500 and the Lehman Aggregate Bond indices for the periods ending June 30, 2004. The returns of the Clover Capital Income Plus composite reflect deductions of account fees and expenses (including advisory fees), and assume all dividends and distributions have been reinvested. The returns of the Indices assume all dividends and distributions have been reinvested.

--------------------------------------------------------------------------------
AVERAGE ANNUAL RETURNS AS OF JUNE 30, 2004

                                    CLOVER CAPITAL                LEHMAN
                                    INCOME PLUS       S%P 500     AGGREGATE
                                    COMPOSITE (%)     INDEX (%)   BOND INDEX (%)

     1 Year Annual Return              13.7             19.1         0.30
     3 Year Average Annual Return       3.2             (0.7)        6.40
     Since Inception*                   9.3             (4.2)        7.80

*May 1, 2000 to June 30, 2004.


ANNUAL RETURNS - 2001 TO 2003


                             Clover Capital                       Lehman
                             Income Plus          S&P 500         Aggregate Bond
                             Composite (%)        Index(%)        Index (%)

           2003               15.74                28.69             4.1

           2002               (7.96)              (22.10)           10.3

           2001                9.43               (11.88)            8.4
--------------------------------------------------------------------------------

This information is designed to demonstrate the historical track record of Clover Capital. It does not indicate how the Clover Capital Income Plus Portfolio has performed or will perform in the future. Performance will vary based on many factors, including market conditions, the composition of the Portfolio's holdings and the Portfolio's expenses.

The Clover Capital Income Plus Composite includes accounts managed by Clover Capital that do not pay the same expenses that the Clover Capital Income Plus Portfolio pays and that may not be subject to the diversification rules, tax restrictions and investment limits under the 1940 Act or Subchapter M of the Internal Revenue Code. Returns would have been lower if the composite had been subject to these expenses and regulations. The aggregate returns of the accounts in the composite may not reflect the returns of any particular account of Clover Capital.

PORTFOLIO MANAGERS

The Midcap Core Portfolio is managed by the team of Thomas DiBella and Kenneth Gainey. The Midcap Growth Portfolio is managed by the team of Christopher K. McHugh, Bill McVail and Robert E. Turner. The Sands Capital Institutional Growth Portfolio is managed by the team of Frank Sands, Sr., Frank Sands, Jr., and David Levanson. The Clover Capital Small Cap Value Portfolio is managed by Michael Jones and Lawrence Creatura. The Clover Capital Fixed Income Portfolio is managed by a committee led by Richard Huxley and Joseph Cerqua. The Clover Capital Income Plus Portfolio is managed by Michael Jones, Lawrence Creatura, and Paul Spindler. The background of each manager is set forth below.

Thomas DiBella, member of the management team for the Midcap Core Portfolio. Thomas DiBella, CFA, CPA, Senior Portfolio Manager, joined TIP in March 2002, as a founding member of one of its affiliates, Turner Investment Management, LLC. Previously, Mr. DiBella was Vice President and Portfolio Manager with Aeltus Investment Management. He has 19 years of investment experience.

Christopher K. McHugh, lead manager for the Midcap Growth Portfolio. Christopher
K. McHugh, Senior Portfolio Manager, joined TIP in 1990. Previously, Mr. McHugh was a Performance Specialist with Provident Capital Management. He has 16 years of investment experience.

Bill McVail, member of the management team for the Midcap Growth Portfolio. Bill McVail, CFA, Senior Portfolio Manager, joined TIP in 1998. Previously, he was Portfolio Manager at PNC Equity Advisers. He has 15 years of investment experience.

Kenneth Gainey, member of the management team for the Midcap Core Portfolio. Kenneth Gainey, CFA, Senior Portfolio Manager, joined TIP in March 2002 as a founding member of one of its affiliates, Turner Investment Management, LLC. Previously, Mr. Gainey held various financial and portfolio management positions with Aeltus Investment Management and Aetna International, Inc./Aetna Financial Services. He has 11 years of investment experience.

Robert E. Turner, member of the management team for the Midcap Growth Portfolio. Robert E. Turner, CFA, Chairman and Chief Investment Officer, founded TIP in 1990. Previously, he was Senior Investment Manager with Meridian Investment Company. He has 21 years of investment experience.

Frank M. Sands, Jr., member of the management team for the Sands Capital Institutional Growth Portfolio. Frank M. Sands, Jr., CFA, Senior Vice President, Director of Research joined Sands Capital Management in June 2000. Previously, he was a Research Analyst, Portfolio Manager, and Principal at Fayez Sarofim & Co. from 1994 to 2000. He has 10 years of investment experience.

Frank M. Sands, Sr., member of the management team for the Sands Capital Institutional Growth Portfolio. Frank M. Sands, Sr., CFA, President, co-founded Sands Capital in 1992. He has 31 years of investment experience.

David E. Levanson, member of the management team for the Sands Capital Institutional Growth Portfolio. David E. Levanson, CFA, Research Analyst and Portfolio Manager, rejoined Sands Capital in June 2002. Previously he was a Research Analyst with MFS Investment Management from 1999 to 2003, and a Research Analyst with State Street Research & Management from 1996 to 1999. He previously had been a Research Analyst with Sands Capital from 1992 to 1994. He has 14 years of investment experience.

Joseph P. Cerqua, lead member of the management team for the Clover Capital Fixed Income Portfolio. Joseph P. Cerqua, CFA, Portfolio Manager and Fixed Income Analyst, joined Clover Capital in 1995. Prior to 1995, he was a retail manager with Lechmere, Inc. He has over 8 years of investment experience.

Lawrence R. Creatura, lead member of the management team for the Clover Capital Small Cap Value Portfolio, and member of the management team for the Clover Capital Income Plus Portfolio. Lawrence R. Creatura, CFA, joined Clover Capital in 1994 and is a Vice President of Investments. Prior to 1994, he was a Laser Systems Engineer/ Researcher for Laser Surge, Inc. He has 9 years of investment experience.

Richard J. Huxley, lead member of the management team for the Clover Capital Fixed Income Potrfolio. Richard J. Huxley joined Clover Capital in 1986 and is the Executive Vice President and Fixed Income Manager for Clover. He has over 23 years of investment experience.

Michael E. Jones, lead member of the management team for the Clover Capital Small Cap Value Portfolio and member of the management team for the Clover Capital Income Plus Portfolio. Michael E. Jones, CFA, co-founded Clover Capital in 1984, and is Clover Capital's Managing Director. He has over 24 years of investment experience.

Paul W. Spindler, member of the management team for the Clover Capital Income Plus Portfolio. Paul W. Spindler, CFA, joined Clover Capital in 1998 and is a Vice President of Investments. He has over 13 years of investment experience.

PURCHASING, SELLING AND EXCHANGING PORTFOLIO SHARES

INVESTING IN THE PORTFOLIOS
--------------------------------------------------------------------------------

Unless and until the Shares are registered for public sale under the Securities Act, Shares will be offered only to "Accredited Investors," as that term is defined in Regulation D under the Securities Act.

Each Portfolio has established its own minimum investment amount criteria. For the TIP Midcap Core and TIP Midcap Growth Portfolios, investors must subscribe for shares in an amount that equals or exceeds $50,000. The Sands Capital Institutional Growth Portfolio has a minimum subscription requirement of $1 million; in the case of an omnibus account, each underlying client account must subscribe for at least $250,000. The Clover Capital Institutional Small Cap Value and Clover Capital Institutional Income Plus Portfolios have minimum initial subscription requirements of $250,000; in the case of an omnibus account, each underlying client account must subscribe for at least $100,000. The Clover Capital Institutional Fixed Income Portfolio has a minimum initial subscription requirement of $100,000; in the case of an omnibus account, each underlying client account must subscribe for at least $25,000. For all Portfolios, additional subscriptions must equal or exceed $25,000.

Note: These minimum investment criteria are not applicable to investments by employees and benefit plans covering employees of the Sub-Advisers to the various Portfolios.

The Trust, in its sole discretion, may accept or reject any investment in the Portfolios.

Prior to investing in shares of a Portfolio, you must complete a Subscription Agreement. All purchase orders on a given day must be received by the Trust's Transfer Agent by 4:00 PM (Eastern Time) in order to receive that day's NAV. Purchase orders received after 4:00 PM (Eastern Time) will be executed at the net asset value (NAV) determined on the next business day.

Your check must be made payable to the Constellation Institutional Portfolios or wires must be sent according to the following instructions:

           PNC Bank, Philadelphia, PA
           ABA #031000053
           A/C 86-1497-3639
           RE: Constellation Investment Funds
           REF: [Account Name or Tax ID]

--------------------------------------------------------------------------------
INVESTOR QUALIFICATIONS:
--------------------------------------------------------------------------------
Shares will only be sold to "accredited investors" as such term is defined in Regulation D under the Securities Act.

FOREIGN INVESTORS

The Portfolio does not generally accept investments by non-US persons. Non-US persons may be permitted to invest in a Portfolio subject to the satisfaction of enhanced due diligence. Please contact the Investor Services Team, at 1-800-304-2459, for more information.

CUSTOMER IDENTIFICATION AND VERIFICATION

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

What this means to you: When you open an account, we will ask for your name, address, date of birth, and other information that will allow us to identify you. This information will be verified to ensure the identity of all persons opening a mutual fund account.

The Portfolio is required by law to reject your new account application if you do not provide the required identifying information.

In certain instances, the Portfolio is required to collect documents to fulfill its legal obligation. Documents provided in connection with your application will be used solely to establish and verify your identity, and the Portfolio shall have no obligation with respect to the terms of any such document.

The Portfolio will attempt to collect any missing information required on the application by contacting you or, if applicable, your broker. If the Portfolio is unable to obtain this information within a timeframe established in its sole discretion, which may change from time to time, your application will be rejected.

Upon receipt of your application in proper form (or upon receipt of all identifying information required on the application), your investment will be accepted and your order will be processed at the net asset value per share next-determined after receipt of your application in proper form (less any applicable sales charges).

However, the Portfolio reserves the right to close your account at the then-current day's net asset value (less any applicable sales charges) and remit proceeds to you via check if it is unable to verify your identity. The Portfolio will attempt to verify your identity within a timeframe established in its sole discretion, which may change from time to time. The Portfolio further reserves the right to hold your proceeds until your check for the purchase of Portfolio shares clears the bank. In such an instance, you may be subject to a gain or loss on Portfolio shares and will be subject to corresponding tax implications.

ANTI-MONEY LAUNDERING PROGRAM

Customer identification and verification is part of the Portfolio's overall obligation to deter money laundering under Federal law. The Portfolio has adopted an Anti-Money Laundering Compliance Program designed to prevent the Portfolio from being used for money laundering or the financing of terrorist activities. In this regard, the Portfolio reserves the right to (i) refuse, cancel or rescind any purchase or exchange order, (ii) freeze any account and/or suspend account services or (iii) involuntarily redeem your account in cases of threatening conduct or suspected fraudulent or illegal activity. These actions will be taken when, in the sole discretion of Portfolio management, they are deemed to be in the best interest of the Portfolio or in cases when the Portfolio is requested or compelled to do so by governmental or law enforcement authority or by applicable law.

HOW SHARE PRICES ARE CALCULATED

The price per share (the offering price) will be the net asset value per share
(NAV) next determined after a Portfolio receives your purchase order. NAV for one share is the value of that share's portion of the net assets of the Portfolio. The Portfolios calculate their NAV once each Business Day as of the regularly-scheduled close of normal trading on the New York Stock Exchange
(NYSE) (normally, 4:00 p.m. Eastern Time).

In calculating NAV, the Portfolios generally value their investment portfolios at market price. If market prices are unavailable or a Portfolio thinks that they are unreliable, fair value prices may be determined in good faith using methods approved by the Board of Trustees. Shares will not be priced on days on which the NYSE is closed for trading.

SELLING PORTFOLIO SHARES

You may sell your shares on any Business Day by contacting us directly by mail or telephone. The sale price of each share will be the next NAV determined after the Transfer Agent receives your request.

  o By Mail - If you wish to redeem shares of the Portfolios, you should send us a letter with your name, Portfolio and account number and the amount of your request. All letters must be signed by the owner(s) of the account. All proceeds will be mailed or wired (depending on instructions given) to the address or instructions given to us when the account was established.

  o By Phone - When completing the Subscription Agreement you are given the opportunity to establish telephone redemption privileges. If you elect to take advantage of this privilege you will be able to redeem shares of the Portfolios by calling 1-800-304-2459 and speaking to one of our representatives.

REDEMPTIONS IN KIND

The Portfolios generally pay sale (redemption) proceeds in cash. However, under unusual conditions that make the payment of cash unwise (and for the protection of the Portfolios' remaining shareholders) the Portfolios might pay all or part of your redemption proceeds in liquid securities with a market value equal to the redemption price (redemption in kind). Although it is highly unlikely that your shares would ever be redeemed in kind, you would probably have to pay brokerage costs to sell the securities distributed to you, as well as taxes on any capital gains from the sale as with any redemption. In addition, the securities that you receive would be subject to market risk until they were sold.

RECEIVING YOUR MONEY

Normally, the Portfolios will send your sale proceeds within three Business Days after they receive your request, but it may take up to seven days. Your proceeds can be wired to your bank account (subject to a $10 wire fee) or sent to you by check.

EXCHANGING PORTFOLIO SHARES

When you exchange shares, you are really selling your shares and buying other Portfolio shares. Your sale price and purchase price will be based on the NAV next calculated after we receive your exchange request. In order to exchange shares of one Portfolio for shares of another Portfolio, you may be required to complete and sign an Additional Investment Form.

This exchange privilege may be changed or canceled at any time upon 60 days' prior notice. You may exchange your shares on any Business Day by calling the Portfolios at 1-800-304-2459.

TELEPHONE TRANSACTIONS

Investors may make subsequent purchases and redemptions in a Portfolio by telephone. While we have certain safeguards and procedures to confirm the identity of callers and the authenticity of instructions, we will not be responsible for any losses or costs incurred by following telephone instructions we reasonably believe to be genuine. If you or your financial institution transact business with us over the telephone or via our website, you will generally bear the risk of any loss.

SUSPENSION OF YOUR RIGHT TO SELL YOUR SHARES

The Portfolios may suspend your right to sell your shares if the NYSE restricts trading, the SEC declares an emergency or for other reasons. More information about this is in the Statement of Additional Information.

DISTRIBUTION OF PORTFOLIO SHARES

Constellation Investment Distribution Company, Inc. (the "Distributor"), a registered broker-dealer, is the placement agent of the Portfolios. The Distributor is an affiliate of CIMCO, and receives no compensation for distributing shares of the Portfolios.

DIVIDENDS AND DISTRIBUTIONS

The Sands Capital Institutional Growth, Clover Capital Small Cap Value and Clover Capital Income Plus Portfolios distribute their income, if any, quarterly as a dividend to shareholders. The Midcap Core and Midcap Growth Portfolios distribute their income annually. The Clover Capital Fixed Income Fund declares its investment income daily and distribute it monthly as a dividend to shareholders. The Portfolios make distributions of capital gains, if any, at least annually. If you own Portfolio shares on a Portfolio's record date, you will be entitled to receive the distribution. The Portfolio distributes its income, if any, quarterly as a dividend to shareholders.

You will receive dividends and distributions in the form of additional Portfolio shares unless you elect to receive payment in cash. To elect cash payment, you must notify the Trust in writing prior to the date of the distribution. Your election will be effective for dividends and distributions paid after we receive your written notice. To cancel your election, simply send the Trust written notice.

FEDERAL INCOME TAXES

PLEASE CONSULT YOUR TAX ADVISOR REGARDING YOUR SPECIFIC QUESTIONS ABOUT FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAXES. Summarized below are some important tax issues that affect the Portfolios and their shareholders. This summary is based on current tax laws, which may change.

Each Portfolio will distribute substantially all of its net investment income and net realized capital gains, if any. The dividends and distributions you receive may be subject to federal, state and local taxation, depending upon your tax situation. Distributions you receive from the Portfolios may be taxable whether or not you reinvest them or take them in cash. The Portfolios' net investment income and short-term capital gains are distributed as dividends and are taxable at ordinary income tax rates, except to the extent they are designated as qualified dividend income. Dividends that the Portfolios designate as dividend income are eligible for the reduced maximum rate to the individuals of 15% (5% for individuals in lower brackets). Capital gains distributions are generally taxable at the rates applicable to long-term capital gains, regardless of how long you have held your shares in a Portfolio. Long-term capital gains are currently taxable at the maximum rate of 15%. Absent further legislation, the maximum 15% rate on qualified dividend income will cease to apply to taxable years beginning after December 31, 2008.

Each sale or exchange of Portfolio shares may be a taxable event. For tax purposes, an exchange of Portfolio shares for shares of another Portfolio is treated the same as a sale. A sale may result in a capital gain or loss to you. The gain or loss generally will be treated as short term if you held the shares for 12 months or less, long term if you held the shares for longer.

If you are investing through a tax-advantaged retirement account, you will generally not be subject to federal taxation on income and capital gain deductions until you begin receiving your distributions from your retirement account.

For a more complete discussion of the federal income tax consequences of investing in the Portfolio, see the Statement of Additional Information.

INVESTOR INQUIRIES

Investor inquiries should be addressed to Constellation Institutional Portfolios, 1205 Westlakes Drive, Suite 280, Berwyn, Pennsylvania 19312, or you may call 1-800-304-2459.

                     CONSTELLATION INSTITUTIONAL PORTFOLIOS
                            TIP MIDCAP CORE PORTFOLIO
                           TIP MIDCAP GROWTH PORTFOLIO
                  SANDS CAPITAL INSTITUTIONAL GROWTH PORTFOLIO
                    CLOVER CAPITAL SMALL CAP VALUE PORTFOLIO
                      CLOVER CAPITAL FIXED INCOME PORTFOLIO
                      CLOVER CAPITAL INCOME PLUS PORTFOLIO

                                 OCTOBER 1, 2004

                               INVESTMENT MANAGER:
                CONSTELLATION INVESTMENT MANAGEMENT COMPANY, INC.


This Statement of Additional Information is not a prospectus and relates only to the TIP Midcap Core, TIP Midcap Growth, Sands Capital Institutional Growth, Clover Capital Small Cap Value, Clover Capital Fixed Income and Clover Capital Income Plus Portfolios (the "Portfolios"). It is intended to provide additional information regarding the activities and operations of the Portfolios, each of which is a series of Constellation Institutional Portfolios (the "Trust"), and should be read in conjunction with the Portfolio's Prospectus date October 1, 2004. The Prospectus may be obtained without charge by calling 1-800-304-2459.

The Portfolios issue shares only in transactions that do not involve a public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). This prospectus is not offering to sell, or soliciting any offer to buy, any security to the public within the meaning of the Securities Act.

Only "accredited investors," as defined in Regulation D under the Securities Act, may invest in the Portfolios. Accredited investors include banks and other financial institutions, registered broker-dealers, insurance companies, investment companies, pension and profit sharing plans, corporations, trusts and other entities which satisfy net worth requirements and certain individuals.

                                TABLE OF CONTENTS

                                                                           PAGE

The Trust..................................................................  3

Investment Objectives......................................................  3

Description of Permitted Investments and Risk Factors......................  3

Investment Limitations..................................................... 13

Management of the Portfolios............................................... 14

The Investment Manager..................................................... 20

Computation of Yield and Total Return...................................... 24

Purchase and Redemption of Shares.......................................... 25

Determination of Net Asset Value........................................... 25

Taxes    .................................................................. 26

ERISA Considerations....................................................... 29

Portfolio Transactions..................................................... 31

Voting   .................................................................. 34

Description of Shares...................................................... 35

Limitation of Trustees' Liability.......................................... 35

Code of Ethics............................................................. 35

Control Persons and Principal Shareholders................................. 36

Appendix A

THE TRUST

This Statement of Additional Information relates only to the Portfolios of the Trust. The Trust is an open-end management investment company established as a Delaware business trust under an Agreement and Declaration of Trust dated May 30, 2002 (the "Declaration of Trust"). The Declaration of Trust permits the Trust to offer separate series of units of beneficial interest (the "shares") and separate classes of Portfolios. Each Portfolio is a separate mutual fund and each share of each Portfolio represents an equal proportionate interest in that Portfolio.

Constellation Investment Management Company, Inc. ("CIMCO" or "Investment Manager") serves as the adviser for each Portfolio. Turner Investment Partners, Inc. ("TIP") serves as the sub-adviser to the Midcap Core and Midcap Growth Portfolios, Sands Capital Management, Inc. ("Sands Capital") serves as the sub-adviser to the Sands Capital Institutional Growth Portfolio, and Clover Capital Management, Inc. ("Clover Capital") serves as sub-adviser to the Clover Capital Small Cap Value, Clover Capital Fixed Income and Clover Capital Income Plus Portfolios. TIP, Sands Capital, and Clover Capital are each a "Sub-Adviser," and together are "Sub-Advisers." Capitalized terms not defined herein are defined in the Prospectus offering shares of the Portfolios.

INVESTMENT OBJECTIVES

TIP Midcap Core Portfolio - The Midcap Core Portfolio seeks long-term capital growth.

TIP Midcap Growth Portfolio - The Midcap Growth Portfolio seeks capital appreciation.

Sands Capital Institutional Growth Portfolio - The Sands Capital Institutional Growth Portfolio seeks long-term capital appreciation.

Clover Capital Small Cap Value Portfolio - The Clover Capital Small Cap Value Portfolio seeks long-term total return.

Clover Capital Fixed Income Portfolio - The Clover Capital Fixed Income Portfolio seeks high current income consistent with reasonable risk to capital.

Clover Capital Income Plus Portfolio - The Clover Capital Income Plus Portfolio seeks maximum income from dividends and interest, with a secondary emphasis on capital appreciation.

There can be no assurance that any Portfolio will achieve its investment objective.

DESCRIPTION OF PERMITTED INVESTMENTS AND RISK FACTORS

Each Portfolio (except as otherwise noted) may invest in each of the investments listed below, or engage in each of the investment techniques listed below unless otherwise indicated.

BORROWING

The Portfolios may borrow money from a bank equal to 5% of their total assets for temporary purposes to meet redemptions or to pay dividends. A Portfolio may borrow more than 5% of its total assets from a bank provided that if borrowings exceed 5%, the Portfolio maintains assets totaling at least 300% of the amount borrowed when the amount borrowed is added to the Portfolio's other assets. This means that a Portfolio may borrow up to one-half (50%) the value of its total assets, including the amount borrowed. Borrowing may exaggerate changes in the net asset value of a Portfolio's shares and in the return on the Portfolio's portfolio. Although the principal of any borrowing will be fixed, a Portfolio's assets may change in value during the time the borrowing is outstanding. The Portfolios may be required to liquidate portfolio securities at a time when it would be disadvantageous to do so in order to make payments with respect to any borrowing. The Portfolios may be required to earmark or segregate liquid assets in an amount sufficient to meet their obligations in connection with such borrowings.

CONVERTIBLE SECURITIES

Convertible securities are corporate securities that are exchangeable for a set number of another security at a prestated price. Convertible securities typically have characteristics of both fixed income and equity securities. Because of the conversion feature, the market value of a convertible security tends to move with the market value of the underlying stock. The value of a convertible security is also affected by prevailing interest rates, the credit quality of the issuer and any call provisions.

DEPOSITARY RECEIPTS ("RECEIPTS")

Receipts are securities, typically issued by a financial institution (a "depositary"), that evidence ownership interests in a security or a pool of securities issued by a foreign issuer and deposited with the depositary. Receipts include American Depositary Receipts ("ADRs"), Global Depositary Receipts ("GDRs"), and European Depositary Receipts ("EDRs"). ADRs may be available through "sponsored" or "unsponsored" facilities. A sponsored facility is established jointly by the issuer of the security underlying the receipt and a depositary, whereas an unsponsored facility may be established by a depositary without participation by the issuer of the underlying security. Holders of unsponsored depositary receipts generally bear all the costs of the unsponsored facility. The depositary of an unsponsored facility frequently is under no obligation to distribute shareholder communications received from the issuer of the deposited security or to pass through, to the holders of the receipts, voting rights with respect to the deposited securities.

DERIVATIVES

Derivatives are securities that derive their value from other securities, financial instruments or indices. The following are considered derivative securities: options on futures, futures, options (e.g., puts and calls), swap agreements, mortgage-backed securities (e.g., collateralized mortgage obligations ("CMOs"), real estate mortgage investment conduits ("REMICs"), interest-only ("IOs") and principal-only ("POs")), when issued securities and forward commitments, floating and variable rate securities, convertible securities, "stripped" U.S. Treasury securities (e.g., receipts and separately traded registered interested and principal securities ("STRIPs"), privately issued stripped securities (e.g., TGRs, TRs, and CATs). See later in the "Description of Permitted Investments" for discussions of these various instruments.

EQUITY SECURITIES

Equity securities include common stocks, preferred stocks, warrants, rights to acquire common or preferred stocks, and securities convertible into or exchangeable for common stocks. Investments in equity securities in general are subject to market risks that may cause their prices to fluctuate over time. The value of securities convertible into equity securities, such as warrants or convertible debt, is also affected by prevailing interest rates, the credit quality of the issuer and any call provision.

FUTURES CONTRACTS AND OPTIONS ON FUTURES CONTRACTS

Futures contracts provide for the future sale by one party and purchase by another party of a specified amount of a specific security at a specified future time and at a specified price. An option on a futures contract gives the purchaser the right, in exchange for a premium, to assume a position in a futures contract at a specified exercise price during the term of the option. A Portfolio may use futures contracts and related options for bona fide hedging purposes, to offset changes in the value of securities held or expected to be acquired or be disposed of, to minimize fluctuations in foreign currencies, or to gain exposure to a particular market or instrument. A Portfolio will minimize the risk that it will be unable to close out a futures contract by only entering into futures contracts which are traded on national futures exchanges. In addition, a Portfolio will only sell covered futures contracts and options on futures contracts.

Stock and bond index futures are futures contracts for various stock and bond indices that are traded on registered securities exchanges. Stock and bond index futures contracts obligate the seller to deliver (and the purchaser to take) an amount of cash equal to a specific dollar amount times the difference between the value of a specific stock or bond index at the close of the last trading day of the contract and the price at which the agreement is made.

Stock and bond index futures contracts are bilateral agreements pursuant to which two parties agree to take or make delivery of an amount of cash equal to a specified dollar amount times the difference between the stock or bond index value at the close of trading of the contract and the price at which the futures contract is originally struck. No physical delivery of the stocks or bonds comprising the index is made; generally contracts are closed out prior to the expiration date of the contracts.

No price is paid upon entering into futures contracts. Instead, a Portfolio would be required to deposit an amount of cash or U.S. Treasury securities known as "initial margin." Subsequent payments, called "variation margin," to and from the broker, would be made on a daily basis as the value of the futures position varies (a process known as "marking to market"). The margin is in the nature of a performance bond or good-faith deposit on a futures contract.

There are risks associated with these activities, including the following: (1) the success of a hedging strategy may depend on an ability to predict movements in the prices of individual securities, fluctuations in markets and movements in interest rates; (2) there may be an imperfect or no correlation between the changes in market value of the securities held by the Portfolio and the prices of futures and options on futures; (3) there may not be a liquid secondary market for a futures contract or option; (4) trading restrictions or limitations may be imposed by an exchange; and (5) government regulations may restrict trading in futures contracts and futures options.

A Portfolio may enter into futures contracts and options on futures contracts traded on an exchange regulated by the Commodities Futures Trading Commission ("CFTC"), as long as, to the extent that such transactions are not for "bona fide hedging purposes," the aggregate initial margin and premiums on such positions (excluding the amount by which such options are in the money) do not exceed 5% of a Portfolio's net assets and that such contracts do not exceed 15% of the Portfolio's net assets. A Portfolio may buy and sell futures contracts and related options to manage its exposure to changing interest rates and securities prices. Some strategies reduce a Portfolio's exposure to price fluctuations, while others tend to increase its market exposure. Futures and options on futures can be volatile instruments and involve certain risks that could negatively impact a Portfolio's return.

In order to avoid leveraging and related risks, when a Portfolio purchases futures contracts, it will collateralize its position by depositing an amount of cash or liquid securities, equal to the market value of the futures positions held, less margin deposits, in a segregated account with its custodian. Collateral equal to the current market value of the futures position will be marked to market on a daily basis.

ILLIQUID SECURITIES

Illiquid securities are securities that cannot be disposed of within seven business days at approximately the price at which they are being carried on a Portfolio's books. Illiquid securities include demand instruments with demand notice periods exceeding seven days, securities for which there is no active secondary market, and repurchase agreements with maturities of over seven days in length. The Portfolios may invest in securities that are neither listed on a stock exchange nor traded over-the-counter, including privately placed securities. Investing in such unlisted emerging country equity securities, including investments in new and early stage companies, may involve a high degree of business and financial risk that can result in substantial losses. As a result of the absence of a public trading market for these securities, they may be less liquid than publicly traded securities. Although these securities may be resold in privately negotiated transactions, the prices realized from these sales could be less than those originally paid by the Portfolio, or less than what may be considered the fair value of such securities. Further, companies whose securities are not publicly traded may not be subject to the disclosure and other investor protection requirements which might be applicable if their securities were publicly traded. If such securities are required to be registered under the securities laws of one or more jurisdictions before being resold, the Portfolio may be required to bear the expenses of registration.

In addition, the Portfolios believe that carefully selected investments in joint ventures, cooperatives, partnerships, private placements, unlisted securities and other similar situations (collectively, "special situations") could enhance the Portfolios' capital appreciation potential. To the extent these investments are deemed illiquid, the Portfolios' investment in them will be consistent with their 15% restriction on investment in illiquid securities. Investments in special situations and certain other instruments may be liquid, as determined by the Portfolios' Investment Manager based on criteria approved by the Board of Trustees.

INITIAL PUBLIC OFFERINGS ("IPOS")

Each Portfolio may invest in an IPO, a corporation's first offering of stock to the public. Because IPO shares frequently are volatile in price, the Portfolio may hold IPO shares for a very short period of time. This may increase the turnover of the Portfolio's portfolio and may lead to increased expenses to a Portfolio, such as commissions and transaction costs. By selling shares, the Portfolio may realize taxable capital gains that it will subsequently distribute to shareholders.

Most IPOs involve a high degree of risk not normally associated with offerings of more seasoned companies. Companies involved in IPOs generally have limited operating histories, and their prospects for future profitability are uncertain. These companies often are engaged in new and evolving businesses and are particularly vulnerable to competition and to changes in technology, markets and economic conditions. They may be dependent on certain key managers and third parties, need more personnel and other resources to manage growth and require significant additional capital. They may also be dependent on limited product lines and uncertain property rights and need regulatory approvals. Investors in IPOs can be affected by substantial dilution in the value of their shares, by sales of additional shares and by concentration of control in existing management and principal shareholders. Stock prices of IPOs can also be highly unstable, due to the absence of a prior public market, the small number of shares available for trading and limited investor information.

INVESTMENT COMPANY SHARES

Each Portfolio may invest in shares of other investment companies, to the extent permitted by applicable law and subject to certain restrictions. These investment companies typically incur fees that are separate from those fees incurred directly by the Portfolio. A Portfolio's purchase of such investment company securities results in the layering of expenses, such that shareholders would indirectly bear a proportionate share of the operating expenses of such investment companies, including advisory fees, in addition to paying Portfolio expenses. Under applicable regulations, a Portfolio generally is prohibited from acquiring the securities of another investment company if, as a result of such acquisition: (1) the Portfolio owns more than 3% of the total voting stock of the other company; (2) securities issued by any one investment company represent more than 5% of the Portfolio's total assets; or (3) securities (other than treasury stock) issued by all investment companies represent more than 10% of the total assets of the Portfolio. See also "Investment Limitations."

LEVERAGING

Leveraging a Portfolio creates an opportunity for increased net income, but, at the same time, creates special risk considerations. For example, leveraging may exaggerate changes in the net asset value of a Portfolio's shares and in the yield on the Portfolio's portfolio. Although the principal of such borrowings will be fixed, a Portfolio's assets may change in value during the time the borrowing is outstanding. Leveraging creates interest expenses for a Portfolio which could exceed the income from the assets retained. To the extent the income derived from securities purchased with borrowed funds exceeds the interest that a Portfolio will have to pay, the Portfolio's net income will be greater than if leveraging were not used. Conversely, if the income from the assets retained with borrowed funds is not sufficient to cover the cost of leveraging, the net income of the Portfolio will be less than if leveraging were not used, and therefore the amount available for distribution to stockholders as dividends will be reduced. Because the Securities and Exchange Commission (the "SEC") staff believes both reverse repurchase agreements and dollar roll transactions are collateralized borrowings, the SEC staff believes that they create leverage, which is a speculative factor. The requirement that such transactions be fully collateralized by assets segregated by the Portfolios' Custodian imposes a practical limit on the leverage these transactions create.

MONEY MARKET INSTRUMENTS

Money market securities are high-quality, dollar-denominated, short-term debt instruments. They consist of: (i) bankers' acceptances, certificates of deposits, notes and time deposits of highly-rated U.S. banks and U.S. branches of foreign banks; (ii) U.S. Treasury obligations and obligations issued or guaranteed by the agencies and instrumentalities of the U.S. government; (iii) high-quality commercial paper issued by U.S. and foreign corporations; (iv) debt obligations with a maturity of one year or less issued by corporations with outstanding high-quality commercial paper ratings; and (v) repurchase agreements involving any of the foregoing obligations entered into with highly-rated banks and broker-dealers.

OPTIONS

A put option gives the purchaser of the option the right to sell, and the writer of the option the obligation to buy, the underlying security at any time during the option period. A call option gives the purchaser of the option the right to buy, and the writer of the option the obligation to sell, the underlying security at any time during the option period. The premium paid to the writer is the consideration for undertaking the obligations under the option contract. The initial purchase (sale) of an option contract is an "opening transaction." In order to close out an option position, a Portfolio may enter into a "closing transaction," which is simply the sale (purchase) of an option contract on the same security with the same exercise price and expiration date as the option contract originally opened. If a Portfolio is unable to effect a closing purchase transaction with respect to an option it has written, it will not be able to sell the underlying security until the option expires or the Portfolio delivers the security upon exercise.

A Portfolio may purchase put and call options to protect against a decline in the market value of the securities in its portfolio or to anticipate an increase in the market value of securities that the Portfolio may seek to purchase in the future. A Portfolio will pay a premium when purchasing put and call options. If price movements in the underlying securities are such that exercise of the options would not be profitable for a Portfolio, loss of the premium paid may be offset by an increase in the value of the Portfolio's securities or by a decrease in the cost of acquisition of securities by the Portfolio.

A Portfolio may write covered call options as a means of increasing the yield on its portfolio and as a means of providing limited protection against decreases in its market value. When a Portfolio sells an option, if the underlying securities do not increase or decrease to a price level that would make the exercise of the option profitable to the holder thereof, the option generally will expire without being exercised and the Portfolio will realize as profit the premium received for such option. When a call option written by a Portfolio is exercised, the Portfolio will be required to sell the underlying securities to the option holder at the strike price, and will not participate in any increase in the price of such securities above the strike price. When a put option written by a Portfolio is exercised, the Portfolio will be required to purchase the underlying securities at the strike price, which may be in excess of the market value of such securities.

A Portfolio may purchase and write options on an exchange or over-the-counter. Over-the-counter options ("OTC options") differ from exchange-traded options in several respects. They are transacted directly with dealers and not with a clearing corporation, and therefore entail the risk of non-performance by the dealer. OTC options are available for a greater variety of securities and for a wider range of expiration dates and exercise prices than are available for exchange-traded options. Because OTC options are not traded on an exchange, pricing is done normally by reference to information from a market maker. It is the position of the SEC that OTC options are generally illiquid.

A Portfolio may purchase and write put and call options on foreign currencies (traded on U.S. and foreign exchanges or over-the-counter markets) to manage its exposure to exchange rates. Call options on foreign currency written by a Portfolio will be "covered," which means that the Portfolio will own an equal amount of the underlying foreign currency. With respect to put options on foreign currency written by a Portfolio, the Portfolio will establish a segregated account with its Custodian consisting of cash or liquid, high grade debt securities in an amount equal to the amount the Portfolio would be required to pay upon exercise of the put.

A Portfolio may purchase and write put and call options on indices and enter into related closing transactions. Put and call options on indices are similar to options on securities except that options on an index give the holder the right to receive, upon exercise of the option, an amount of cash if the closing level of the underlying index is greater than (or less than, in the case of puts) the exercise price of the option. This amount of cash is equal to the difference between the closing price of the index and the exercise price of the option, expressed in dollars multiplied by a specified number. Thus, unlike options on individual securities, all settlements are in cash, and gain or loss depends on price movements in the particular market represented by the index generally, rather than the price movements in individual securities. A Portfolio may choose to terminate an option position by entering into a closing transaction. The ability of a Portfolio to enter into closing transactions depends upon the existence of a liquid secondary market for such transactions.

All options written on indices must be covered. When a Portfolio writes an option on an index, it will establish a segregated account containing cash or liquid securities with its Custodian in an amount at least equal to the market value of the option and will maintain the account while the option is open or will otherwise cover the transaction.

A Portfolio will not engage in transactions involving interest rate futures contracts for speculation but only as a hedge against changes in the market values of debt securities held or intended to be purchased by the Portfolio and where the transactions are appropriate to reduce the Portfolio's interest rate risks. There can be no assurance that hedging transactions will be successful. A Portfolio also could be exposed to risks if it cannot close out its futures or options positions because of any illiquid secondary market.

Futures and options have effective durations that, in general, are closely related to the effective duration of the securities that underlie them. Holding purchased futures or call option positions (backed by segregated cash or other liquid securities) will lengthen the duration of a Portfolio's portfolio.

Risks associated with options transactions include: (1) the success of a hedging strategy may depend on an ability to predict movements in the prices of individual securities, fluctuations in markets and movements in interest rates;
(2) there may be an imperfect correlation between the movement in prices of options and the securities underlying them; (3) there may not be a liquid secondary market for options; and (4) while a Portfolio will receive a premium when it writes covered call options, it may not participate fully in a rise in the market value of the underlying security.

PORTFOLIO TURNOVER

An annual portfolio turnover rate in excess of 100% may result from the Investment Manager's or Sub-Adviser's investment strategy. Portfolio turnover rates in excess of 100% may result in higher transaction costs, including increased brokerage commissions, and higher levels of taxable capital gain.

REPURCHASE AGREEMENTS

Repurchase agreements are agreements by which a Portfolio obtains a security and simultaneously commits to return the security to the seller (a member bank of the Federal Reserve System or primary securities dealer as recognized by the Federal Reserve Bank) at an agreed upon price (including principal and interest) on an agreed upon date within a number of days (usually not more than seven) from the date of purchase. The resale price reflects the purchase price plus an agreed upon market rate of interest which is unrelated to the coupon rate or maturity of the underlying security. A repurchase agreement involves the obligation of the seller to pay the agreed upon price, which obligation is in effect secured by the value of the underlying security.

Repurchase agreements are considered to be loans by a Portfolio. The repurchase agreements entered into by a Portfolio will provide that the underlying security at all times shall have a value at least equal to 102% of the resale price stated in the agreement (the Investment Manager or Sub-Adviser monitors compliance with this requirement). Under all repurchase agreements entered into by a Portfolio, the Portfolios' Custodian or its agent must take possession of the underlying collateral. However, if the seller defaults, the Portfolio could realize a loss on the sale of the underlying security to the extent that the proceeds of sale, including accrued interest, are less than the resale price provided in the agreement including interest. In addition, even though the Bankruptcy Code provides protection for most repurchase agreements, if the seller should be involved in bankruptcy or insolvency proceedings, a Portfolio may incur delay and costs in selling the underlying security or may suffer a loss of principal and interest if the Portfolio is treated as an unsecured creditor and is required to return the underlying security to the seller's estate.

RIGHTS

Rights give existing shareholders of a corporation the right, but not the obligation, to buy shares of the corporation at a given price, usually below the offering price, during a specified period.

SECURITIES LENDING

In order to generate additional income, a Portfolio may lend its securities pursuant to agreements requiring that the loan be continuously secured by collateral consisting of cash or securities of the U.S. government or its agencies equal to at least 100% of the market value of the loaned securities. A Portfolio continues to receive interest on the loaned securities while simultaneously earning interest on the investment of cash collateral. Collateral is marked to market daily. There may be risks of delay in recovery of the securities or even loss of rights in the collateral should the borrower of the securities fail financially or become insolvent.

U.S. GOVERNMENT AGENCY OBLIGATIONS

Certain federal agencies have been established as instrumentalities of the U.S. Government to supervise and finance certain types of activities. Issues of these agencies, while not direct obligations of the U.S. government, are either backed by the full faith and credit of the U.S. or supported by the issuing agencies' right to borrow from the Treasury. The issues of other agencies are supported by the credit of the instrumentality.

U.S. GOVERNMENT SECURITIES

U.S. government securities are bills, notes and bonds issued by the U.S. government and backed by the full faith and credit of the United States.

U.S. TREASURY OBLIGATIONS

U.S. Treasury Obligations are bills, notes and bonds issued by the U.S. Treasury, and separately traded interest and principal component parts of such obligations that are transferable through the federal book-entry system known as separately traded registered interest and principal securities ("STRIPS") and coupons under book entry safekeeping ("CUBES").

VARIABLE AND FLOATING RATE INSTRUMENTS

Certain obligations may carry variable or floating rates of interest, and may involve a conditional or unconditional demand feature. Such instruments bear interest at rates which are not fixed, but which vary with changes in specified market rates or indices. The interest rates on these securities may be reset daily, weekly, quarterly or some other reset period, and may have a floor or ceiling on interest rate changes. There is a risk that the current interest rate on such obligations may not accurately reflect existing market interest rates. A demand instrument with a demand notice exceeding seven days may be considered illiquid if there is no secondary market for such security.

WARRANTS

Warrants are instruments giving holders the right, but not the obligation, to buy equity or fixed income securities of a company at a given price during a specified period.

WHEN-ISSUED AND DELAYED DELIVERY SECURITIES

When-issued or delayed delivery securities are subject to market fluctuations due to changes in market interest rates and it is possible that the market value at the time of settlement could be higher or lower than the purchase price if the general level of interest rates has changed. Although a Portfolio generally purchases securities on a when-issued or forward commitment basis with the intention of actually acquiring securities for its investment portfolio, a Portfolio may dispose of a when-issued security or forward commitment prior to settlement if it deems appropriate.

INVESTMENT LIMITATIONS

FUNDAMENTAL POLICIES

The following investment limitations are fundamental policies of each Portfolio that cannot be changed with respect to a Portfolio without the consent of the holders of a majority of that Portfolio's outstanding shares. The term "majority of the outstanding shares" means the vote of (i) 67% or more of a Portfolio's shares present at a meeting, if more than 50% of the outstanding shares of a Portfolio are present or represented by proxy, or (ii) more than 50% of a Portfolio's outstanding shares, whichever is less.

No Portfolio may:

1. Invest 25% or more of the value of its total assets in the securities (other than U.S. Government securities) of issuers engaged in any single industry.

2. Issue senior securities representing stock, except to the extent permitted by the Investment Company Act of 1940, as amended (the "Investment Company Act"). In addition, a Portfolio will not issue senior securities representing indebtedness, except as otherwise permitted under the Investment Company Act.

3. Underwrite securities of other issuers, except insofar as a Portfolio may be deemed an underwriter under the Securities Act in connection with the disposition of its portfolio securities.

4. Make loans of money or securities to other persons, except through purchasing fixed income securities, lending portfolio securities or entering into repurchase agreements in a manner consistent with the Portfolio's investment policies.

5. Purchase or sell physical commodities or commodity contracts, except that each Portfolio may purchase commodities contracts relating to financial instruments, such as financial futures contracts and options on such contracts.

6. Purchase or sell real estate or interests therein, except that it may invest in securities of issuers engaged in the real estate industry and may invest in securities secured by real estate or interests therein.

7. Purchase securities of an issuer, except as consistent with the maintenance of its status as an open-end diversified company under the Investment Company Act, the rules or regulations thereunder or any exemption therefrom, as such statute, rules or regulations may be interpreted from time to time.

Except as otherwise indicated, the Portfolios' investment policies and restrictions, including those described in "Description of Permitted Investments and Risks" are not fundamental and may be changed without a vote of shareholders.

Except for the limitations on illiquid securities and bank borrowings, if a percentage restriction is adhered to at the time of an investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of a Portfolio's total assets, unless otherwise stated, will not constitute a violation of such restriction or policy.

The Investment Manager will not cause a Portfolio to make loans to, or to receive loans from, the Investment Manager or its affiliates, except to the extent permitted by the Investment Company Act or as otherwise permitted by applicable law. The Portfolios may effect brokerage transactions, if any, through the affiliates of the Investment Manager, in accordance with the requirements of the Investment Company Act.

NON-FUNDAMENTAL POLICIES

The following investment limitations are non-fundamental policies of each Portfolio and may be changed with respect to a Portfolio by the Board of Trustees.

No Portfolio may:

1. Pledge, mortgage or hypothecate assets except to secure borrowings permitted by the Portfolio's fundamental limitation on borrowing.

2.   Invest in companies for the purpose of exercising control.

3. Purchase securities on margin or effect short sales, except that each Portfolio may (i) obtain short-term credits as necessary for the clearance of security transactions; (ii) provide initial and variation margin payments in connection with transactions involving futures contracts and options on such contracts; and (iii) make short sales "against the box" or in compliance with the Securities and Exchange Commission's (SEC) position regarding the asset segregation requirements imposed under Section 18 of the 1940 Act.

4. Invest its assets in securities of any investment company, except as permitted by the 1940 Act.

5.   Invest 15% or more of its assets in illiquid securities.

MANAGEMENT OF THE PORTFOLIOS

The Board of Trustees provides broad oversight over the affairs of the Trust. The day-to-day affairs of the Trust and Portfolios are managed by the Investment Manager, subject to the ultimate supervision of and any policies established by the Board of Trustees, and pursuant to the terms of the Declaration of Trust and the Advisory Agreement.

BOARD OF TRUSTEES. The Board of Trustees has overall responsibility to manage and control the business affairs of the Trust, including the complete and exclusive authority to oversee and to establish policies regarding the management, conduct and operation of the Trust's business. The Board of Trustees exercises the same powers, authority and responsibilities on behalf of the Trust as are customarily exercised by the Board of Trustees of a registered investment company organized as a corporation.

Members of the Board of Trustees are not required to contribute to the capital of a Portfolio or hold shares of a Portfolio. A majority of the Board of Trustees are not "interested persons" (as defined in the Investment Company Act) of the Trust (collectively, the "Independent Trustees") and perform the same functions for the Trust as are customarily exercised by the non-interested directors of a registered investment company organized as a corporation.

The identity of the Trustees and brief biographical information regarding each Trustee is set forth below.

--------------------------------------------------------------------------------------------------------------------
                                                   TERM OF OFFICE                              OTHER DIRECTORSHIPS/
                                POSITION(S) HELD    AND LENGTH OF   PRINCIPAL OCCUPATION(S)    TRUSTEESHIPS HELD BY
         NAME AND AGE              WITH TRUST        TIME SERVED      DURING PAST 5 YEARS            TRUSTEE
--------------------------------------------------------------------------------------------------------------------
John H. Grady, 43               Interested               N/A        President and Chief       Constellation Funds,
                                Trustee;                            Executive Officer of      Berwyn, PA
                                President of                        the Constellation
                                Trust since 2004                    Investment Management
                                                                    Company, LP; General
                                                                    Counsel and Chief Legal
                                                                    Officer,  Turner
                                                                    Investment Partners,
                                                                    Inc.; President, Chief
                                                                    Operating Officer,
                                                                    Turner Investment
                                                                    Distributors, Inc.;
                                                                    previously, Partner,
                                                                    Morgan, Lewis & Bockius
                                                                    LLP.
--------------------------------------------------------------------------------------------------------------------
Ronald W. Filante, 57           Independent        Since Trust's    Associate Professor of    Constellation Funds,
                                Trustee            inception        Finance, Pace             Berwyn, PA
                                                                    University.
--------------------------------------------------------------------------------------------------------------------
Alfred C. Salvato, 45           Independent        N/A; served as   Treasurer, Thomas         Turner Funds, Berwyn,
                                Trustee             Trustee since   Jefferson University      PA; Constellation
                                                        2003        Health Care Pension Fund  Funds, Berwyn, PA
--------------------------------------------------------------------------------------------------------------------
Janet F. Sansone, 57            Independent        N/A; served as   Self-employed             Turner Funds, Berwyn,
                                Trustee             Trustee since   consultant since 1999;    PA; Currently
                                                        2003        previously Senior Vice    nominated to serve as
                                                                    President of Human        Trustee of
                                                                    Resources of Frontier     Constellation Funds,
                                                                    Corporation               Berwyn, PA
--------------------------------------------------------------------------------------------------------------------

The Board of Trustees has overall responsibility for the management and supervision of the operations of the Trust. The initial Trustees serving on the Board of Trustees have been elected by the organizational shareholder of the Trust (who is affiliated with the Investment Manager). Any vacancy in the position of Trustee may be filled by the remaining Trustees, or, if required by the Investment Company Act, by vote of a plurality of the vote at a meeting of the shareholders at which a quorum of shareholders is present in person or by proxy.

The Trustees serve on the Board of Trustees for terms of indefinite duration. A Trustee's position in that capacity will terminate if such Trustee is removed, resigns or is subject to various disabling events such as death or incapacity. A Trustee may resign upon 90 days' prior written notice to the other Trustees, and may be removed either by vote of two-thirds of the Trustees not subject to the removal vote or by vote of the shareholders holding not less than two-thirds of the total number of votes eligible to be cast by all shareholders. The Trustees will render assistance to shareholders on the question of the removal of Trustees in the manner required by Section 16(c) of the Investment Company Act. In the event of any vacancy in the position of a Trustee, the remaining Trustees may appoint an individual to serve as a Trustee, so long as immediately after such appointment at least two-thirds of the Trustees then serving would have been elected by the shareholders. The Trustees may call a meeting of shareholders to fill any vacancy in the position of a Trustee, and must do so within 60 days after any date on which Trustees who were elected by the shareholders cease to constitute a majority of the Trustees then serving.

The Declaration of Trust provides that a Trustee's responsibilities shall terminate if the Trustee (i) dies; (ii) is adjudicated incompetent; (iii) voluntarily withdraws as a Trustee (upon not less than 90 days' prior written notice to the other Trustees); (iv) is removed; (v) is certified by a physician to be mentally or physically unable to perform his duties hereunder; (vi) is declared bankrupt by a court with appropriate jurisdiction or files a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) has a receiver appointed to administer his property or affairs; or (viii) otherwise ceases to be a Trustee of the Trust under law. A Trustee may be removed either by (a) the vote or written consent of at least two-thirds (2/3) of the Trustees not subject to the removal vote or (b) the vote or written consent of shareholders holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all shareholders.

The Declaration of Trust provides that a Trustee shall not be liable to the Trust or to any of its shareholders for any loss or damage caused by any act or omission in the performance of his or her services under the Declaration of Trust, unless it is determined that such loss is due to an act or omission of the Trustee constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the Trustee's office. Trustees are also entitled to be indemnified to the fullest extent permitted by law against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitration, administrative or legislative body, in which the Trustee may be or may have been involved as a party or otherwise, or with which the Trustee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Trustee of the Trust or the past or present performance of services to the Trust by the Trustee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by the Trustee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such the Trustee's office. The rights of indemnification and exculpation provided under the Declaration of Trust do not provide for indemnification under Federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith, to the extent, but only to the extent, that such indemnification would be in violation of applicable law.

BOARD STANDING COMMITTEES. The Board of Trustees has established the following standing committees:

Audit Committee. The Board has a standing Audit Committee that is composed of each of the Independent Trustees of the Trust. The Audit Committee operates under a written charter approved by the Board. The Audit Committee will meet periodically, as necessary.

Fair Value Pricing Committee. The Board has a standing Fair Value Pricing Committee that is composed of at least one Independent Trustee and various officers and representatives of the Trust's service providers, as appointed by the Board. The Fair Value Pricing Committee operates under procedures approved by the Board. The principal responsibilities of the Fair Value Pricing Committee are to determine the fair value of securities for which current market quotations are not readily available. The Fair Value Pricing Committee's determinations are reviewed by the Board. The Fair Value Pricing Committee will meet periodically, as necessary.

Nominating Committee. The Board has a standing Nominating Committee that is composed of each of the Independent Trustees of the Trust. The principal responsibility of the Nominating Committee is to consider, recommend and nominate candidates to fill vacancies on the Trust's Board, if any. The Nominating Committee will meet periodically, as necessary. The Nominating Committee will accept nominations from security holders.

PORTFOLIO SHARES OWNED BY BOARD MEMBERS. The following table shows the dollar amount range of each Trustee's "beneficial ownership" of shares of the Portfolios as of the end of the most recently completed calendar year. Dollar amount ranges disclosed are established by the SEC. "Beneficial ownership" is determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 ("1934 Act").

-----------------------------------------------------------------------------------------------------
                                                                AGGREGATE DOLLAR RANGE OF SHARES IN
                                                                ALL REGISTERED INVESTMENT COMPANIES
                               DOLLAR RANGE OF PORTFOLIO         OVERSEEN BY TRUSTEE IN FAMILY OF
              NAME                       SHARES                       INVESTMENT COMPANIES
-----------------------------------------------------------------------------------------------------
John Grady*                               $0                                    $0
-----------------------------------------------------------------------------------------------------
Ronald Filante**                          $0                                    $0
-----------------------------------------------------------------------------------------------------
Alfred Salvato                            $0                                    $0
-----------------------------------------------------------------------------------------------------
Janet Sansone                             $0                                    $0
-----------------------------------------------------------------------------------------------------

* Mr. Grady is considered an "interested person" of the Trust as that term is defined in the 1940 Act. Mr. Grady is the Chief Executive Officer and President of CIMCO, and owns a controlling interest in CIMCO.
** Mr. Filante was not a Trustee as of the end of the most recently completed calendar year. He was elected Trustee in March 2004.

OWNERSHIP IN SECURITIES OF CIMCO AND RELATED COMPANIES.

As reported to the Trust, the information in the following table reflects ownership by the non-interested Trustees and their immediate family members of certain securities as of December 31, 2003. An immediate family member can be a spouse, children residing in the same household including step and adoptive children and any dependents. The securities represent ownership in an investment adviser or principal underwriter of the Trust and any persons (other than a registered investment company) directly or indirectly controlled by, or under common control with an investment adviser or principal underwriter of the Trust.

--------------------------------------------------------------------------------------------------------------
                       OWNER AND                                     VALUE OF SECURITIES  PERCENT OF CLASS
                       RELATIONSHIP TO                 TITLE OF      ON AN AGGREGATE      ON AN AGGREGATE
TRUSTEE                TRUSTEE          COMPANY        CLASS         BASIS                BASIS
--------------------------------------------------------------------------------------------------------------
Ronald Filante*                          None
--------------------------------------------------------------------------------------------------------------
Alfred C. Salvato                        None
--------------------------------------------------------------------------------------------------------------
Janet F. Sansone                         None
--------------------------------------------------------------------------------------------------------------

* Mr. Filante was not a Trustee as of the end of the most recently completed calendar year. He was elected Trustee in March 2004.

The following table sets forth the compensation paid to the current Independent Trustees by the Trust during the last fiscal year.

------------------------------------------------------------------------------------------------------------------
                                                                            TOTAL COMPENSATION
                                    AGGREGATE                               FROM TRUST AND FUND
                                 COMPENSATION FROM        PENSION OR           COMPLEX PAID TO       ESTIMATED
                                 THE TRUST FOR THE    RETIREMENT BENEFITS     TRUSTEES FOR THE         ANNUAL
                                 FISCAL YEAR ENDED    ACCRUED AS PART OF      FISCAL YEAR ENDED    BENEFITS UPON
NAME AND POSITION WITH TRUST     DECEMBER 31, 2003      TRUST EXPENSES        DECEMBER 31, 2003      RETIREMENT
------------------------------------------------------------------------------------------------------------------
Alfred C. Salvato                      $1,000                 N/A                  $1,000               N/A
------------------------------------------------------------------------------------------------------------------
Janet F. Sansone                       $1,000                 N/A                  $1,000               N/A
------------------------------------------------------------------------------------------------------------------
Ronald Filante*                         N/A                   N/A                    N/A                N/A
------------------------------------------------------------------------------------------------------------------
John Connors**                         $4,500                 N/A                  $4,500               N/A
------------------------------------------------------------------------------------------------------------------

* Mr. Filante was not a Trustee as of the end of the most recently completed calendar year. She was elected Trustee in March 2004.
** Mr. Connors resigned from the Board of Trustees effective January 27, 2004.


The Independent Trustees are each paid a retainer fee by the Trust of $1,000 per quarter and per meeting fees of $500 per quarterly meeting attended in person, or $250 in the case of telephonic meetings. The other Trustees receive no annual or other fees from the Trust. All Trustees are reimbursed by the Trust for their reasonable out-of-pocket expenses. The Trustees do not receive any pension or retirement benefits from the Trust.

TRUST OFFICERS. Set forth below are the names, dates of birth, positions with the Trust, length of term of office, and the principal occupations for the last five years of each of the persons currently serving as Executive Officers of the Trust. Unless otherwise noted, the business address of each Officer is 1205 Westlakes Drive, Suite 280, Berwyn, Pennsylvania 19312. None of the Officers receive compensation from the Trust for their services.

----------------------------------------------------------------------------------------------------------------
                                POSITION(S) HELD
                                 AND LENGTH OF    TERM OF OFFICE
       NAME AND AGE                WITH TRUST       TIME SERVED     PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS
----------------------------------------------------------------------------------------------------------------
John H. Grady, 43                  President     N/A; Less than   President and Chief Executive Officer of
                                                 1 year           Constellation Investment Management Company,
                                                                  LP; General Counsel and Chief Legal
                                                                  Officer,  Turner Investment Partners, Inc.;
                                                                  President, Chief Operating Officer, Turner
                                                                  Investment Distributors, Inc.; previously,
                                                                  Partner, Morgan, Lewis & Bockius LLP.
----------------------------------------------------------------------------------------------------------------
John Canning, 33               Vice President    N/A; Less than   Vice President and Managing Director, Fund
                               and Secretary     1 year           Administration of Constellation Investment
                                                                  Management Company, LP; Sub-Advisory
                                                                  Institutional Service Product Manager,
                                                                  Turner Investment Partners, Inc.;
                                                                  previously, Transfer Agent Manager, Pilgrim
                                                                  Baxter and Associates (an investment
                                                                  adviser); Portfolio Implementation Analyst,
                                                                  SEI Investments.
----------------------------------------------------------------------------------------------------------------
Rami Livelsberger, 29          Vice President    N/A; Less than   Vice President, Fund Governance of
                               and Assistant     1 year           Constellation Investment Management Company,
                               Secretary                          LP; previously, Compliance Officer, Legal
                                                                  Assistant, Turner Investment Partners, Inc.,
                                                                  Legal Assistant, Morgan, Lewis & Bockius,
                                                                  LLP.
----------------------------------------------------------------------------------------------------------------
Antoinette Robbins, 41         Vice President    N/A; Less than   Vice President and Corporate Counsel of
                                                 1 year           Constellation Investment Management Company,
                                                                  LP; Director of Compliance, Turner
                                                                  Investment Partners, Inc.; previously,
                                                                  Senior Gift Planning Officer, American Civil
                                                                  Liberties Union, 2001-2002; Assistant Vice
                                                                  President and Counsel, Equitable Life
                                                                  Assurance Society of the United States.
----------------------------------------------------------------------------------------------------------------
Saeed Franklin, 29             Vice President    N/A; Less than   Vice President, Fund Administration of
                                                 1 year           Constellation Investment Management Company,
                                                                  LP; previously, Performance Analyst, Turner
                                                                  Investment Partners, Inc.; Performance
                                                                  Analyst, ING Variable Annuities (an
                                                                  insurance company); Senior Fund Accountant,
                                                                  Bank of New York (an investment bank); Fund
                                                                  Accountant, PFPC Inc. (an investment
                                                                  management company)
----------------------------------------------------------------------------------------------------------------
Hans Specht, 34                Chief Financial   NA/Less than 1   Vice President of Constellation Investment
                               Officer           Year             Management Company, LP; previously, Director
                                                                  of Finance, Turner Investment Partners, Inc.
----------------------------------------------------------------------------------------------------------------

* Mr. Grady is considered an "interested person" of the Trust as that term is defined in the 1940 Act. Mr. Grady is the Chief Executive Officer and President of CIMCO, and owns a controlling interest in CIMCO.

THE INVESTMENT MANAGER

CIMCO, 1205 Westlakes Drive, Suite 280, Berwyn, Pennsylvania 19312, is a professional investment management firm founded in May, 2000. John H. Grady is the President and Chief Executive Officer of CIMCO, and is the controlling shareholder of CIMCO. As of May 1, 2004, CIMCO had discretionary management authority with respect to over $1.3 billion of assets.

CIMCO serves as the manager for the Portfolios under a written investment management agreement (the "Management Agreement"). Under the Management Agreement, CIMCO makes the investment decisions for the assets of the Portfolios and continuously reviews, supervises and administers each Portfolio's investment program, subject to the supervision of, and policies established by, the Trustees of the Trust. Under the Management Agreement, CIMCO also provides administrative services to the Trust, which include day-to-day administration of matters related to the corporate existence of the Trust, maintenance of records, preparation of reports, supervision of the Trust's arrangements with other service providers, and assistance in preparation of the Trust's registration statement under federal laws. CIMCO is responsible for compensating any third party engaged by CIMCO to provide services under its supervision and is also responsible for payment of fees of the Independent Trustees, custodian, independent public accountant, legal counsel (excluding costs in connection with certain litigation or administrative actions), or transfer and dividend disbursing agent.

Pursuant to the Management Agreement, each Portfolio pays CIMCO a unified fee for providing advisory and administrative services, payable monthly equal to the following percentage of such Portfolio's average daily net assets on an annual basis:

         Midcap Core Portfolio                                  0.90%
         Midcap Growth Portfolio                                0.85%
         Sands Capital Institutional Growth Portfolio           0.78%
         Clover Capital Small Cap Value Portfolio               0.95%
         Clover Capital Fixed Income Portfolio                  0.45%
         Clover Capital Income Plus Portfolio                   0.95%

The unified management fee does not include the costs of any interest, taxes, dues, fees, or similar costs, brokerage or other transaction costs, or certain extraordinary expenses.

CIMCO has contractually agreed to reduce the unified management fee to 0.80% for the Midcap Growth Portfolio until February 28, 2005. CIMCO may discontinue this arrangement at any time after February 28, 2005.

THE SUB-ADVISERS

TIP, 1205 Westlakes Drive, Suite 100, Berwyn, Pennsylvania 19312, is a professional investment management firm founded in March, 1990, and is registered with the SEC as an investment adviser. Robert E. Turner is the Chairman and controlling shareholder of TIP. As of December 31, 2003, TIP had discretionary management authority with respect to approximately $12 billion of assets. TIP serves as the sub-adviser for the Midcap Core and Midcap Growth Portfolios under a written investment sub-advisory agreement (the "TIP Sub-Advisory Agreement"). In addition to providing the sub-advisory services to the Portfolios, TIP has provided investment advisory services to investment companies since 1992.

For its services as investment Sub-Adviser to the Portfolios, TIP is entitled to receive base investment sub-advisory fees from CIMCO at an annualized rate, based on the daily net assets of each Equity Portfolio, as follows:

         MidCap Core Portfolio                       0.45%
         MidCap Growth Portfolio                     0.45%

TIP has agreed to receive a fee of 0.40% of the daily net assets of the Midcap Growth Portfolio through February 28, 2005.

Sands Capital, located at 1100 Wilson Boulevard, Suite 3050, Arlington, VA 22209, is a professional investment management firm, and is registered with the SEC as an investment adviser. Sands Capital serves as the sub-adviser to the Sands Capital Institutional Growth Portfolio under a written sub-advisory agreement. As a sub-adviser, Sands Capital makes investment decisions for the Portfolio and also ensures compliance with the Fund's investment policies and guidelines. As of June 30, 2004, Sands Capital had approximately $8.5 billion in assets under management.

For its services as investment Sub-Adviser to the Portfolio, Sands Capital is entitled to receive base investment sub-advisory fees from CIMCO at an annualized rate, based on the daily net assets of the Portfolio, as follows:

         Sands Capital Institutional Growth Portfolio    0.45%

Clover Capital, located at 11 Tobey Village Office Park, Pittsford, New York 14534, is a professional investment management firm, and is registered with the SEC as an investment adviser. Clover Capital was founded in 1984 by Michael Edward Jones, CFA, and Geoffrey Harold Rosenberger, CFA, who are Managing Directors of Clover Capital and who control all of Clover Capital's outstanding voting stock. As of June 30, 2004, Clover Capital had discretionary management authority with respect to approximately $2.2 billion of assets. In addition to providing sub-advisory services to the Portfolios mentioned above, Clover Capital provides advisory services to pension plans, religious and educational endowments, corporations, 401(k) plans, profit sharing plans, individual investors and trusts and estates.

Clover Capital Small Cap Value Portfolio    0.60% on the first $50 million
                                            0.50% on assets over $50 million

Clover Capital Fixed Income Portfolio       0.25% on the first $100 million
                                            0.20% on assets over $100 million

Clover Capital Income Plus Portfolio        0.60% on the first $25 million
                                            0.55% on assets over $25 million

BOARD CONSIDERATIONS IN APPROVING THE INVESTMENT MANAGEMENT AND SUB-ADVISORY AGREEMENTS

On January 29, 2004, the Board of Trustees held a meeting to decide, among other things, whether to hire CIMCO to serve as the investment manager to the Portfolios, and whether to approve the respective sub-advisory agreements between CIMCO and each Sub-Adviser. In preparation for the meeting, the Board requested and reviewed a wide variety of information from CIMCO and the Sub-Advisers. The Trustees used this information, as well as information that other Fund service providers submitted to the Board, to help them decide whether to approve the Advisory and each Sub-Advisory Agreement.

Before this meeting, the Board requested and received written materials from CIMCO and the Sub-Advisers about their (a) quality of investment management and other services; (b) investment management personnel; (c) operations and financial condition; (d) brokerage practices (including any soft dollar arrangements) and other investment strategies; (e) the level of the advisory and sub-advisory fees the Portfolios are charged compared with the fees charged to comparable mutual funds or accounts (if any); (f) the Portfolios' overall fees and operating expenses compared with similar mutual funds; (g) the level of CIMCO's and the Sub-Advisers' profitability from their investment management-related operations; (h) CIMCO's and the Sub-Advisers' compliance systems; (i) CIMCO's and the Sub-Advisers' policies on and compliance procedures for personal securities transactions; (j) CIMCO's and the Sub-Advisers' reputation, expertise and resources in domestic financial markets; and (k) the Portfolios' performance compared with similar funds.

At the meeting, representatives from CIMCO and the Sub-Advisers presented additional oral and written information to the Trustees to help the Trustees evaluate CIMCO's and the Sub-Advisers' advisory and sub-advisory fees and other aspects of their respective agreements. Other Portfolio service providers also provided the Board with additional information at the meeting. The Trustees then discussed the written materials that they received before the meeting and CIMCO's and the Sub-Advisers' oral presentations and any other information that the Trustees received at the meeting, and deliberated on the approval of the Advisory and Sub-Advisory Agreements in light of this information. In its deliberations, the Trustees did not identify any single piece of information that was all-important or controlling.

Based on the Board's deliberations and its evaluation of the information described above, the Trustees, including all of the non-interested Trustees, unanimously: (a) concluded that terms of the Advisory and Sub-Advisory Agreements are fair and reasonable; (b) concluded that CIMCO's and the Sub-Advisers' fees are reasonable in light of the services that they provide to the Funds they advise; and (c) agreed to approve the Agreements for an initial 2-year term.

On June 14, 2004 the Board of Trustees held a similar meeting to decide whether to approve the sub-advisory agreement between CIMCO and Sands Capital (together with TIP and Clover Capital, "the Sub-Advisers"). In preparation for the meeting, the Board requested and reviewed a wide variety of information from CIMCO and Sands Capital. The Trustees used this information, as well as information that other Portfolio service providers submitted to the Board, to help them decide whether to approve the Advisory and each Sub-Advisory Agreement.

Before this meeting, the Board requested and received written materials from CIMCO and the Sub-Advisers about their (a) quality of investment management and other services; (b) investment management personnel; (c) operations and financial condition; (d) brokerage practices (including any soft dollar arrangements) and other investment strategies; (e) the level of the advisory and sub-advisory fees the Portfolios are charged compared with the fees charged to comparable mutual funds or accounts (if any); (f) the Portfolios' overall fees and operating expenses compared with similar mutual funds; (g) the level of CIMCO's and the Sub-Advisers' profitability from their Portfolio-related operations; (h) CIMCO's and the Sub-Advisers' compliance systems; (i) CIMCO's and the Sub-Advisers' policies on and compliance procedures for personal securities transactions; (j) CIMCO's and the Sub-Advisers' reputation, expertise and resources in domestic financial markets; and (k) the Portfolios' performance compared with similar mutual funds.

At the meeting, representatives from CIMCO and the Sub-Advisers presented additional oral and written information to the Trustees to help the Trustees evaluate CIMCO's and the Sub-Advisers' advisory and sub-advisory fees and other aspects of their respective agreements. Other Portfolio service providers also provided the Board with additional information at the meeting. The Trustees then discussed the written materials that they received before the meeting and CIMCO's and the Sub-Advisers' oral presentations and any other information that the Trustees received at the meeting, and deliberated on the approval of the Advisory and Sub-Advisory Agreements in light of this information. In its deliberations, the Trustees did not identify any single piece of information that was all-important or controlling.

Based on the Board's deliberations and its evaluation of the information described above, the Trustees, including all of the non-interested Trustees, unanimously: (a) concluded that terms of the Advisory and Sub-Advisory Agreements are fair and reasonable; (b) concluded that CIMCO's and the Sub-Advisers' fees are reasonable in light of the services that they provide to the Portfolios they advise; and (c) agreed to renew the Agreements for another year.

OTHER SERVICE PROVIDERS

Sub-Administrator, Transfer Agent and Dividend Paying Agent. PFPC, Inc. ("PFPC"), a Delaware corporation, serves as the sub-administrator for the Trust. It provides general management related services, including those relating to valuation of each Portfolio's assets. PFPC also acts as the Transfer Agent and Dividend Paying Agent for the Trust. PFPC is located at 400 Bellevue Parkway, Wilmington, Delaware 19808.

Placement Agent. Constellation Investment Distribution Company, Inc. (the "Placement Agent") acts as placement agent of the Trust. The Placement Agent is an affiliate of CIMCO, and its principal place of business is 1205 Westlakes Drive, Suite 280, Berwyn, Pennsylvania 19312. The Placement Agent is not obligated to distribute a particular number of shares of the Portfolios and receives no compensation for serving as placement agent.

Custodian. PFPC Trust Company (the "Custodian"), a limited purpose trust company incorporated under the laws of Delaware, serves as the primary custodian of the Portfolios' assets, and may maintain custody of the Portfolios' assets with domestic and foreign sub-custodians (which may be banks, trust companies, securities depositories and clearing agencies) selected by the Investment Manager. Assets of the Portfolios are not held by the Investment Manager or commingled with the assets of other accounts other than to the extent that securities are held in the name of a custodian in a securities depository, clearing agency or omnibus customer account of such custodian. The Custodian's principal business address is 400 Bellevue Parkway, Wilmington, Delaware 19808.

Auditors and Legal Counsel.

KPMG LLP serves as the independent auditors of the Trust. Its principal business address is 1601 Market Street, Philadelphia PA 19103.

Morgan, Lewis & Bockius LLP, acts as legal counsel to the Trust. Its principal business address is 1701 Market Street, Philadelphia, Pennsylvania 19103.

FISCAL YEAR

Each Portfolio's fiscal year ends on December 31st.

COMPUTATION OF YIELD AND TOTAL RETURN

From time to time the Trust may advertise yield and total return of the Portfolios. These figures will be based on historical earnings and are not intended to indicate future performance. No representation can be made concerning actual future yields or returns. The yield of a Portfolio refers to the annualized income generated by an investment in the Portfolio over a specified 30-day period. The yield is calculated by assuming that the income generated by the investment during that 30-day period is generated in each period over one year and is shown as a percentage of the investment. In particular, yield will be calculated according to the following formula:

Yield = 2[((a-b)/cd + 1)6 - 1] where a = dividends and interest earned during the period; b = expenses accrued for the period (net of reimbursement); c = the current daily number of shares outstanding during the period that were entitled to receive dividends; and d = the maximum offering price per share on the last day of the period.

The total return of a Portfolio, both before and after taxes, refers to the average compounded rate of return on a hypothetical investment for designated time periods (including but not limited to, the period from which the Portfolio commenced operations through the specified date), assuming that the entire investment is redeemed at the end of each period. In particular, total return before taxes will be calculated according to the following formula: P (1 + T)n = ERV, where P = a hypothetical initial payment of $1,000; T = average annual total return (before taxes); n = number of years; and ERV = ending redeemable value as of the end of the designated time period. Total return after taxes on distributions will be calculated according to the following formula: P (1 + T)n = ATVD, where P = a hypothetical initial payment of $1,000; T = average annual total return (after taxes on distributions); n = number of years; and ATVD = ending redeemable value as of the end of the designated time period, after taxes on Portfolio distributions, but not after taxes on redemption. Total return after taxes on distributions and redemption will be calculated according to the following formula: P (1 + T)n = ATVDR where P = a hypothetical initial payment of $1,000; T = average annual total return (after taxes on distributions); n = number of years; and ATVDR = ending redeemable value as of the end of the designated time period, after taxes on Portfolio distributions and on redemption. Each of the above formulas assumes a hypothetical $1,000 payment made at the beginning of the designated time period.

PURCHASE AND REDEMPTION OF SHARES

Purchases and redemptions may be made through the Transfer Agent on days when the New York Stock Exchange (NYSE) is open for business. Currently, the days on which each Portfolio is closed for business are: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Shares of each Portfolio are offered to qualified investors on a continuous basis.

It is currently the Trust's policy to pay all redemptions in cash. The Trust retains the right, however, to alter this policy to provide for redemptions in whole or in part by a distribution in-kind of securities held by a Portfolio in lieu of cash. Shareholders may incur brokerage charges on the sale of any such securities so received in payment of redemptions, and may have to pay taxes on capital gains from the sale.

The Portfolios' net asset value per share is computed once daily, Monday through Friday, as of 4:00 p.m. Eastern Time except when the Portfolio is not open for business, days during which the Portfolio receives no purchase or redemption orders, customer holidays and on days when the NYSE is closed.

The Trust reserves the right to suspend the right of redemption and/or to postpone the date of payment upon redemption for any period on which trading on the NYSE is restricted, or during the existence of an emergency (as determined by the SEC by rule or regulation) as a result of which disposal or valuation of a Portfolio's securities is not reasonably practicable, or for such other periods as the SEC has by order permitted. The Trust also reserves the right to suspend sales of shares of any Portfolio for any period during which the NYSE, CIMCO, the Transfer Agent and/or the Custodian are not open for business.

DETERMINATION OF NET ASSET VALUE

The securities of each Portfolio are valued under the direction of the Administrator. The Administrator or its delegates may use an independent pricing service to obtain valuations of securities. The pricing service relies primarily on prices of actual market transactions as well as on trade quotations obtained from third parties. However, the pricing service may use a matrix system to determine valuations of fixed income securities. This system considers such factors as security prices, yields, maturities, call features, ratings and developments relating to specific securities in arriving at valuations. The procedures used by the pricing service and its valuation are reviewed by the officers of the Trust under the general supervision of the Trustees.

If market prices are unavailable or believed to be unreliable, the Administrator will make a good faith determination as to the "fair value" of the security using procedures approved by the Trustees.

Some Portfolios may hold portfolio securities that are listed on foreign exchanges. These securities may trade on weekends or other days when the Portfolios do not calculate NAV. As a result, the value of these investments may change on days when you cannot purchase or sell Portfolio shares.

Securities with remaining maturities of 60 days or less will be valued by the amortized cost method, which involves valuing a security at its cost on the date of purchase and thereafter (absent unusual circumstances) assuming a constant amortization of maturity of any discount or premium, regardless of the impact of fluctuations in general market rates of interest on the value of the instrument. While this method provides certainty in valuation, it may result in periods during which value, as determined by this method, is higher or lower than the price a Portfolio would receive if it sold the instrument.

TAXES

The following is only a summary of certain tax considerations generally affecting the Portfolios and their shareholders. No attempt is made to present a detailed explanation of the federal, state, or local tax treatment of the Portfolios or their shareholders and the discussion here and in the Portfolios' Prospectus is not intended as a substitute for careful tax planning. Shareholders are urged to consult their tax advisors about their own tax situations, including their foreign, state and local tax liabilities.

FEDERAL INCOME TAX

The following is only a summary of certain additional federal tax considerations generally affecting the Portfolios and their shareholders that are not discussed in the Portfolios' Prospectus. The discussion of federal income tax consequences is based on the Code and the regulations issued thereunder as in effect on the date of this Statement of Additional Information. New legislation, as well as administrative changes or court decisions, may significantly change the conclusions expressed herein, and may have a retroactive effect with respect to the transactions contemplated herein.

Each Portfolio intends to qualify as a "regulated investment company" ("RIC") as defined under subchapter M of the Code. By following such a policy, each Portfolio expects to eliminate or reduce to a nominal amount the federal taxes to which it may be subject.

In order to qualify for treatment as a RIC under the Code, each Portfolio must distribute annually to its shareholders at least the sum of 90% of its net interest income excludable from gross income plus 90% of its investment company taxable income (generally, net investment income plus net short-term capital gain) ("Distribution Requirement") and also must meet several additional requirements. Among these requirements are the following: (i) at least 90% of a Portfolio's gross income each taxable year must be derived from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stock or securities, or certain other income (including gains from options, futures or forward contracts); (ii) at the close of each quarter of a Portfolio's taxable year, at least 50% of the value of its total assets must be represented by cash and cash items, U.S. government securities, securities of other RICs and other securities, with such other securities limited, in respect to any one issuer, to an amount that does not exceed 5% of the value of the Portfolio's assets and that does not represent more than 10% of the outstanding voting securities of such issuer; and (iii) at the close of each quarter of a Portfolio's taxable year, not more than 25% of the value of its assets may be invested in securities (other than U.S. government securities or the securities of other RICs) of any one issuer, or of two or more issuers which are engaged in the same, similar or related trades or business if the Portfolio controls such issuers.

Notwithstanding the Distribution Requirement described above, which requires only that a Portfolio distribute at least 90% of its annual investment company taxable income and does not require any minimum distribution of net capital gain (the excess of net long-term capital gain over net short-term capital loss), the Portfolios will be subject to a nondeductible 4% federal excise tax to the extent it fails to distribute by the end of any calendar year 98% of its ordinary income for that year and 98% of its capital gain net income (the excess of short- and long-term capital gains over short-and long-term capital losses) for the one-year period ending on October 31 of that year, plus certain other amounts.

Each Portfolio intends to make sufficient distributions to avoid liability for the federal excise tax. A Portfolio may in certain circumstances be required to liquidate Portfolio investments in order to make sufficient distributions to avoid federal excise tax liability at a time when CIMCO or its Sub-Adviser might not otherwise have chosen to do so, and liquidation of investments in such circumstances may affect the ability of a Portfolio to satisfy the requirements for qualification as a RIC.

Distributions of net short-term capital gains will be taxable to you as ordinary income. In general, distributions by a Portfolio of investment company taxable income (excluding net short-term capital gains), if any, whether received in cash or additional shares, will be taxable to you as ordinary income (to the extent of the current or accumulated earnings and profits of the Portfolio). To the extent designated as such, all or a portion of these distributions may be treated as qualified dividend income eligible for the reduced maximum rate to individuals of 15% (5% for individuals in lower tax brackets. Qualified dividend income is, in general, dividend income from taxable domestic corporations and certain foreign corporations. In order for the dividends received by a shareholder of a Portfolio to be qualified dividend income, the Portfolio must meet holding period and other requirements with respect to the dividend paying stocks in its portfolio, and the shareholder must meet holding period and other requirements with respect to the Portfolio's shares.

A Portfolio will inform you of the amount of ordinary dividends, qualified dividend income, and capital gain distributions shortly after the close of each calendar year. If you have not held Portfolio shares for a full year, a Portfolio may designate and distribute to you, as ordinary income or capital gain, a percentage of income that is not equal to the actual amount of such income earned during the period of your investment in the Portfolio.

If a Portfolio's distributions exceed its taxable income and capital gains realized during a taxable year, all or a portion of the distributions made in the same taxable year may be recharacterized as a return of capital to shareholders. A return of capital distribution will generally not be taxable, but will reduce each shareholder's cost basis in the Portfolio's shares and result in a higher reported capital gain or lower reported capital loss when those shares on which the distribution was received are sold.

Any gain or loss recognized on a sale, exchange or redemption of shares of a Portfolio by a shareholder who is not a dealer in securities will generally, for individual shareholders, be treated as a long-term capital gain or loss if the shares have been held for more than one year, and otherwise will be treated as short term capital gain or loss. However, if shares on which a shareholder has received a net capital gain distribution are subsequently sold, exchanged or redeemed and such shares have been held for six months or less, any loss recognized will be treated as a long-term capital loss to the extent of the net capital gain distribution. In addition, the loss realized on a sale or other disposition of shares will be disallowed to the extent a shareholder repurchases (or enters into a contract or option to repurchase) shares within a period of 61 days (beginning 30 days before and ending 30 days after the disposition of the shares). This loss disallowance rule will apply to shares received through the reinvestment of dividends during the 61-day period.

For non-corporate shareholders, long-term capital gains are currently taxed at a maximum rate of 15% and short-term capital gains are currently taxed at ordinary income tax rates.

Absent further legislation, the maximum 15% tax rate on qualified dividend income and long-term capital gains will cease to apply to taxable years beginning after December 31, 2008.

A Portfolio may invest in complex securities. These investments may be subject to numerous special and complex tax rules. These rules could affect whether gains and losses recognized by a Portfolio are treated as ordinary income or capital gain, accelerate the recognition of income to a Portfolio and/or defer a Portfolio's ability to recognize losses. In turn, those rules may affect the amount, timing or character of the income distributed to you by a Portfolio.

In the case of corporate shareholders, Portfolio distributions (other than capital gain distributions) generally qualify for the dividends-received deduction to the extent of the gross amount of qualifying dividends received by the Portfolio for the year. Generally, and subject to certain limitations (including certain holding period limitations), a dividend will be treated as a qualifying dividend for this purpose if it has been received from a domestic corporation. All dividends (including the deducted portion) must be included in a corporate shareholder's alternative minimum taxable income calculation.

If a Portfolio fails to qualify as a RIC for any year, all of its income will be subject to federal income tax at corporate tax rates, and its distributions (including capital gain distributions) generally will be taxable as ordinary income dividends to its shareholders. In such case, the dividends received deduction will generally be available for eligible corporate shareholders (which are subject to certain limitations). The board reserves the right not to maintain the qualification of a Portfolio as a RIC if it determines such course of action to be beneficial to shareholders.

If a Portfolio has fewer than 500 persons at any time during a calendar year, for federal income tax purposes, individuals and certain trusts and estates that hold shares in such Portfolio (directly or through a partnership, S corporation or grantor trust) will be treated as receiving an additional dividend equal to their share of certain Portfolio expenses that are treated as "miscellaneous itemized deductions" for federal income tax purposes (including, for example, custodian fees) and as having paid such expenses themselves. Because shareholders which are treated as receiving an additional dividend and as having paid such expenses may deduct such expenses in a taxable year only to the extent that their respective aggregate miscellaneous itemized deductions for the year exceed 2% of their respective adjusted gross income for the year, all or a portion of the above expenses may not be deductible for certain shareholders in certain taxable years.

In certain cases, the Portfolio will be required to withhold at the applicable withholding rate, and remit to the United States Treasury, any distributions paid to a shareholder who (1) has failed to provide a correct taxpayer identification number, (2) is subject to backup withholding by the Internal Revenue Service, (3) has not certified to the Portfolio that such shareholder is not subject to backup withholding, or (4) has not certified that such shareholder is a U.S. person (including a U.S. resident alien). Non-U.S. investors in a Portfolio may be subject to U.S. withholding and estate tax and are encouraged to consult their tax advisor prior to investing in a Portfolio.

If any Portfolio fails to qualify as a RIC for any taxable year, it will be taxable at regular corporate rates. In such an event, all distributions (including capital gains distributions) will be taxable as ordinary dividends to the extent of the Portfolio's current and accumulated earnings and profits, and such distributions may generally be eligible for the corporate dividends-received deduction. The Board reserves the right to terminate a Portfolio's election as a RIC if it determines such action to be in the best interest of such Portfolio's shareholders.

STATE TAXES

Distributions by any Portfolio to shareholders and the ownership of shares may be subject to state and local taxes.

ERISA CONSIDERATIONS

Prudence and Diversification. Before authorizing an investment in shares of a Portfolio, fiduciaries of a pension, profit sharing or other employee benefit plan subject to the Employee Income Security Act of 1974, as amended, ("ERISA Plans") should consider (i) whether the investment in such shares satisfies the prudence and diversification requirements of Section 404 of ERISA, (ii) whether such fiduciaries have authority to acquire such shares under the plan's investment policies and appropriate governing instruments (including Title I of ERISA) and (iii) whether the investment will result in unrelated business taxable income to the plan. If a fiduciary with respect to an ERISA Plan breaches its responsibilities with regard to selecting an investment or an investment course of action for such ERISA Plan, the fiduciary may be held personally liable for losses incurred by the ERISA Plan as a result of such breach. Accordingly, the Board of Trustees requires all ERISA Plans proposing to invest in a Portfolio to represent, among other things, that: it, and any fiduciaries responsible for the Plan's investments are aware and understand the Portfolio's investment objective, policies and strategies; (ii) the decision to invest assets of the ERISA Plan in the Portfolio was made with appropriate consideration of relevant investment factors with regard to the ERISA Plan; and
(iii) the fiduciary making the investment decision on behalf of the ERISA Plan met its fiduciary duties and obligations as imposed by ERISA in making the decision to invest assets of the ERISA Plan in the Portfolio.

Also, fiduciaries of an individual retirement account ("IRA"), a Keogh plan or other "plan" described in Section 4975(e)(1) of the Code that is not otherwise subject to Title I of ERISA (collectively "Tax-Qualified Plans"), should consider that a Tax-Qualified Plan may only make investments that are authorized by the appropriate governing instruments.

Because the Trust is registered as an investment company under the Investment Company Act, the underlying assets of a Portfolio should not be considered to be "plan assets" of any Plan investing in a Portfolio for purposes of the fiduciary rules under ERISA and the prohibited transaction rules under ERISA and the Code. Thus, neither the Board of Trustees nor any of its affiliates will be fiduciaries with respect to the Plans investing in a Portfolio based solely on the Board of Trustees' investment management of the Portfolio's assets.

Decision to Invest in Shares.

Certain prospective Plan investors may currently maintain relationships (i.e., investment management, investment advisory or other services) with CIMCO (or an affiliate thereof). Each such affiliated person may be deemed to be a party in interest (or disqualified person) and/or a fiduciary with respect to such prospective Plan investor. Generally, ERISA prohibits (and the Code penalizes) the use of Plan assets for the benefit of a party in interest (or disqualified person) and also prohibits (or penalizes) a Plan fiduciary for using its position to cause a Plan to make an investment from which the fiduciary or a third party in which the fiduciary has an interest would receive a fee or other consideration. Accordingly, fiduciaries of Plans will be required to represent that the decision to invest in a Portfolio was made by a fiduciary independent of such affiliated persons, that such fiduciaries are duly authorized to make such investment decisions and that they have not relied upon any individualized advice or recommendation of such affiliated persons as a primary basis for the decision to invest in the Portfolio.

In short, it is the responsibility of any fiduciary or other person with investment responsibilities over the assets of a Plan considering an investment in the shares of a Portfolio to see that the above factors have been carefully considered before making an investment. Moreover, because the provisions of ERISA and the related provisions of the Code are highly technical and subject to extensive and varying administrative and judicial interpretation and review, Plan fiduciaries considering an investment in a Portfolio should consult with their own counsel and advisors regarding the impact of ERISA and the related provisions of the Code.

PORTFOLIO TRANSACTIONS

CIMCO and each Sub-Adviser (each, an "Adviser") is authorized to select brokers and dealers to effect securities transactions for the Portfolios. Each Adviser will seek to obtain the most favorable net results by taking into account various factors, including price, commission, size of the transactions and difficulty of executions, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. While each Adviser generally seeks reasonably competitive spreads or commissions, a Portfolio will not necessarily be paying the lowest spread or commission available. Each Adviser seeks to select brokers or dealers that offer a Portfolio best price and execution or other services that benefit the Portfolios.

Each Adviser may, consistent with the interests of the Portfolios, select brokers on the basis of the research services provided to the Adviser. Such services may include analyses of the business or prospects of a company, industry or economic sector, or statistical and pricing services. Information so received by an Adviser will be in addition to and not in lieu of the services required to be performed by the Adviser under the Advisory Agreement. If, in the judgment of an Adviser, a Portfolio or other accounts managed by the Adviser will be benefited by supplemental research services, the Adviser is authorized to pay brokerage commissions to a broker furnishing such services that are in excess of commissions that another broker may have charged for effecting the same transaction. These research services include advice, either directly or through publications or writings, as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities; furnishing of analyses and reports concerning issuers, securities or industries; providing information on economic factors and trends; assisting in determining portfolio strategy; providing computer software used in security analyses; and providing portfolio performance evaluation and technical market analyses. The expenses of an Adviser will not necessarily be reduced as a result of the receipt of such supplemental information, such services may not be used exclusively, or at all, with respect to a Portfolio or account generating the brokerage, and there can be no guarantee that the Adviser will find all of such services of value in advising that Portfolio.

It is not the Portfolios' practice to allocate brokerage or principal business on the basis of sales of its shares made through broker-dealers. However, an Adviser may place portfolio orders with qualified broker-dealers who recommend a Portfolio's shares to clients, and may, when a number of brokers and dealers can provide best net results on a particular transaction, consider such recommendations by a broker or dealer in selecting among broker-dealers.

The Portfolios may execute brokerage or other agency transactions through the Placement Agent, which is a registered broker-dealer, for a commission in conformity with the 1940 Act, the Securities Exchange Act of 1934 and rules promulgated by the SEC. Under these provisions, the Placement Agent is permitted to receive and retain compensation for effecting portfolio transactions for a Portfolio on an exchange if a written contract is in effect between the Trust and the Placement Agent expressly permitting the Placement Agent to receive and retain such compensation. These rules further require that commissions paid to the Placement Agent by a Portfolio for exchange transactions not exceed "usual and customary" brokerage commissions. The rules define "usual and customary" commissions to include amounts that are "reasonable and fair compared to the commission, fee or other remuneration received or to be received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time." The Trustees, including those who are not "interested persons" of the Trust, have adopted procedures for evaluating the reasonableness of commissions paid to the Placement Agent and will review these procedures periodically.

For the fiscal year ended December 31, 2001, 2002 and 2003, each Portfolio's turnover rate were as follows:

-----------------------------------------------------------------------------------------------------------------
                                                              PORTFOLIO TURNOVER RATE
                                 --------------------------------------------------------------------------------
                                            2001                      2002                       2003
-----------------------------------------------------------------------------------------------------------------
Midcap Core                                  *                          *                        141%
-----------------------------------------------------------------------------------------------------------------
Midcap Growth                                *                          *                         *
-----------------------------------------------------------------------------------------------------------------
Sands Capital Institutional
Growth                                       *                          *                         *
-----------------------------------------------------------------------------------------------------------------
Clover Capital Small Cap Value               *                          *                         *
-----------------------------------------------------------------------------------------------------------------
Clover Capital Fixed Income                  *                          *                         *
-----------------------------------------------------------------------------------------------------------------
Clover Capital Income Plus                   *                          *                         *
-----------------------------------------------------------------------------------------------------------------

* Not in operation during the period.

The brokerage commissions paid by each Portfolio for the fiscal years ended December 31, 2001, 2002 and 2003 were as follows:

------------------------------------------------------------------------------------------
                                      TOTAL DOLLAR AMOUNT OF BROKERAGE COMMISSIONS PAID
                                  --------------------------------------------------------
                                        2001               2002              2003
------------------------------------------------------------------------------------------
Midcap Core                               *                 *               $1,684
------------------------------------------------------------------------------------------
Midcap Growth                             *                 *                  *
------------------------------------------------------------------------------------------
Sands Capital Institutional
Growth                                    *                 *                  *
------------------------------------------------------------------------------------------
Clover Capital Small Cap Value            *                 *                  *
------------------------------------------------------------------------------------------
Clover Capital Fixed Income               *                 *                  *
------------------------------------------------------------------------------------------
Clover Capital Income Plus                *                 *                  *
------------------------------------------------------------------------------------------
* Not in operation during the period.

The brokerage commissions paid by each Portfolio to the Placement Agent for the fiscal years ended December 31, 2001, 2002 and 2003 were as follows:

------------------------------------------------------------------------------------------
                                  TOTAL DOLLAR AMOUNT OF BROKERAGE COMMISSIONS PAID TO THE
                                                         DISTRIBUTOR
                                  --------------------------------------------------------
                                        2001              2002               2003
------------------------------------------------------------------------------------------
Midcap Core                               *                 *                $904
------------------------------------------------------------------------------------------
Midcap Growth                             *                 *                  *
------------------------------------------------------------------------------------------
Sands Capital Institutional
Growth                                    *                 *                  *
------------------------------------------------------------------------------------------
Clover Capital Small Cap Value            *                 *                  *
------------------------------------------------------------------------------------------
Clover Capital Fixed Income               *                 *                  *
------------------------------------------------------------------------------------------
Clover Capital Income Plus                *                 *                  *
------------------------------------------------------------------------------------------

* Not in operation during the period.

For the fiscal year ended December 31, 2003, the percentage of brokerage commissions paid by each Portfolio to the Placement Agent, and the percentage of each Portfolio's aggregate dollar amount of transactions involving the payment of commissions effected through the broker were as follows:

-------------------------------------------------------------------------------------------
                                                                    PERCENTAGE OF FUND
                                                                  TRANSACTIONS INVOLVING
                                   PERCENTAGE OF COMMISSIONS      COMMISSION PAYMENTS TO
                                       PAID TO DISTRIBUTOR              DISTRIBUTOR
-------------------------------------------------------------------------------------------
Midcap Core                                    54%                           *
-------------------------------------------------------------------------------------------
Midcap Growth                                   *                            *
-------------------------------------------------------------------------------------------
Sands Capital Institutional
Growth                                          *                            *
-------------------------------------------------------------------------------------------
Clover Capital Small Cap Value                  *                            *
-------------------------------------------------------------------------------------------
Clover Capital Fixed Income                     *                            *
-------------------------------------------------------------------------------------------
Clover Capital Income Plus                      *                            *
-------------------------------------------------------------------------------------------

* Not in operation during the period.

The total amount of securities of Broker/Dealers held by each Portfolio for the fiscal year ended December 31, 2003 were as follows:

-----------------------------------------------------------------------------------------------------------------
                                                                 TOTAL AMOUNT OF
                                                                SECURITIES HELD BY
             FUND                   NAME OF BROKER/DEALER             FUND                TYPE OF SECURITY
-----------------------------------------------------------------------------------------------------------------
Midcap Core                                   N/A                        $0                      N/A
-----------------------------------------------------------------------------------------------------------------
Midcap Growth                                  *                         *                        *
-----------------------------------------------------------------------------------------------------------------
Sands Capital Institutional
Growth                                         *                         *                        *
-----------------------------------------------------------------------------------------------------------------
Clover Capital Small Cap Value                 *                         *                        *
-----------------------------------------------------------------------------------------------------------------
Clover Capital Fixed Income                    *                         *                        *
-----------------------------------------------------------------------------------------------------------------
Clover Capital Income Plus                     *                         *                        *
-----------------------------------------------------------------------------------------------------------------

* Not in operation during the period.

VOTING

Each share held entitles the shareholder of record to one vote for each whole share owned, and a proportional fractional vote for each fractional share owned. Shares issued by each Portfolio have no preemptive, conversion, or subscription rights. Each Portfolio, as a separate series of the Trust, votes separately on matters affecting only that Portfolio. Voting rights are not cumulative. As a Delaware business trust, the Trust is not required to hold annual meetings of shareholders, but approval will be sought for certain changes in the operation of the Trust and for the election of Trustees under certain circumstances.

In addition, a Trustee may be removed by the remaining Trustees or by shareholders at a special meeting called upon written request of shareholders owning at least 10% of the outstanding shares of the Trust. In the event that such a meeting is requested, the Trust will provide appropriate assistance and information to the shareholders requesting the meeting.

Where the Trust's Prospectus or Statement of Additional Information state that an investment limitation or a fundamental policy may not be changed without shareholder approval, such approval means the vote of (i) 67% or more of the affected Portfolio's shares present at a meeting if the holders of more than 50% of the outstanding shares of the Portfolio are present or represented by proxy, or (ii) more than 50% of the affected Portfolio's outstanding shares, whichever is less.

DESCRIPTION OF SHARES

The Declaration of Trust authorizes the issuance of an unlimited number of portfolios and shares of each Portfolio. Each share of a Portfolio represents an equal proportionate interest in that Portfolio with each other share. Upon liquidation, shares are entitled to a pro rata share in the net assets of the Portfolio. The Declaration of Trust provides that the Trustees of the Trust may create additional series of shares or separate classes of Portfolios. All consideration received by the Trust for shares of any Portfolio and all assets in which such consideration is invested would belong to that Portfolio and would be subject to the liabilities related thereto. Share certificates representing shares will not be issued.

LIMITATION OF TRUSTEES' LIABILITY

The Declaration of Trust provides that a Trustee shall be liable only for his own willful defaults and, if reasonable care has been exercised in the selection of officers, agents, employees or investment advisers, shall not be liable for any neglect or wrongdoing of any such person. The Declaration of Trust also provides that the Trust will indemnify its Trustees and officers against liabilities and expenses incurred in connection with actual or threatened litigation in which they may be involved because of their offices with the Trust unless it is determined in the manner provided in the Declaration of Trust that they have not acted in good faith in the reasonable belief that their actions were in the best interests of the Trust. However, nothing in the Declaration of Trust shall protect or indemnify a Trustee against any liability for his willful misfeasance, bad faith, gross negligence or reckless disregard of his duties.

CODE OF ETHICS

The Board of Trustees of the Trust has adopted a Code of Ethics pursuant to Rule 17j-1 under the 1940 Act. In addition, the Investment Adviser, each Sub-Adviser and Placement Agent have adopted Codes of Ethics pursuant to Rule 17j-1. These Codes of Ethics apply to the personal investing activities of Trustees, officers, and certain employees ("access persons"). Rule 17j-1 and the Codes of Ethics are designed to prevent unlawful practices in connection with the purchase or sale of securities by access persons. Under each Code of Ethics, access persons are permitted to invest in securities (including securities that may be purchased or held by a Fund), but are required to report their personal securities transactions for monitoring purposes. In addition, certain access persons are required to obtain approval before investing in initial public offerings or private placements. Copies of these Codes of Ethics are on file with the SEC, and are available to the public.

PROXY VOTING

The Board of Trustees of the Trust has delegated responsibility for decisions regarding proxy voting for securities held by each Portfolio to CIMCO and its Sub-Adviser(s). Generally, the Sub-Adviser will vote such proxies in accordance with its proxy policies and procedures, which are included in Appendix A to this SAI. If a Portfolio does not have a Sub-Adviser, CIMCO will vote such proxies in accordance with its proxy policies and procedures, which are included in Appendix A to this SAI. The Board of Trustees will periodically review each Portfolio's proxy voting record.

Beginning in 2004, the Trust will be required to disclose annually each Portfolio's complete proxy voting record on new Form N-PX. The first filing of Form N-PX will cover the period from July 1, 2003 through June 30, 2004, and is due no later than August 31, 2004. Once filed, Form N-PX for each Portfolio will be available upon request by calling 1-866-242-5743 or by writing to the Trust at 1205 Westlakes Drive, Suite 280, Berwyn PA 19312. Each Portfolio's Form N-PX will also be available on the SEC's website at www.sec.gov.

CONTROL PERSONS AND PRINCIPAL SHAREHOLDERS

As of December 31, 2003, the following persons were the only persons who were record owners (or to the knowledge of the Trust, beneficial owners) of 5% or more of the shares of each Portfolio.

------------------------------------------------------------------------------------------------------------
                                                                                            PERCENTAGE OF
                                           NAME AND ADDRESS                                  PORTFOLIO'S
           PORTFOLIO                      OF BENEFICIAL OWNER             NUMBER OF SHARES      SHARES
------------------------------------------------------------------------------------------------------------
Midcap Core Portfolio            Thomas J. and Lucille M. DiBella                10,965         41.66%
                                 One Jeffes Lane
                                 Canton, CT 06019
------------------------------------------------------------------------------------------------------------
                                 Kenneth W. and Charise M. Gainey                 7,675         29.17%
                                 160 Farmcliff Drive
                                 Glastonbury, CT  06033
------------------------------------------------------------------------------------------------------------
                                 Ronald and Martha Clarke                         5,483         20.83%
                                 477 Simsbury Road
                                 Bloomfield, CT  06002
------------------------------------------------------------------------------------------------------------
                                 Thomas R. and Melissa M. Trala                   2,193          8.33%
                                 401 Dutton Mill Road
                                 Malvern, PA  19355
------------------------------------------------------------------------------------------------------------

FINANCIAL STATEMENTS

The Constellation Institutional Portfolios' Financial Statements for the fiscal year ended December 31, 2003, including the Report of Independent Accountants, are included in the Trust's most recent Annual Report to Shareholders and are incorporated into this SAI by reference. The Annual Report may be obtained free of charge by calling the Trust at 1-800-304-2459 or by writing to the Trust at 1205 Westlakes Drive, Suite 280, Berwyn, PA 19312. You may also obtain the Annual or Semi-Annual Reports, as well as other information about Constellation Institutional Portfolios, from the EDGAR Database on the SEC's website http://www.sec.gov.

APPENDIX A

                CONSTELLATION INVESTMENT MANAGEMENT COMPANY L.P.

                       Proxy Voting Policy and Procedures

Constellation Investment Management Company L.P. (CIMCO), acts as a fiduciary in relation to clients and the assets entrusted by them to its management. Where the assets placed in CIMCO's care include shares of corporate stock, and except where the client has expressly reserved to itself the duty to vote proxies, it is CIMCO's duty as a fiduciary to vote all proxies relating to such shares.

Duties with Respect to Proxies:

CIMCO has an obligation to vote all proxies appurtenant to shares of corporate stock owned by its client accounts in the best interests of those clients. In voting these proxies, CIMCO may not be motivated by, or subordinate the client's interests to, its own objectives or those of persons or parties unrelated to the client. CIMCO will exercise all appropriate and lawful care, skill, prudence and diligence in voting proxies, and shall vote all proxies relating to shares owned by its client accounts and received by it. CIMCO shall not be responsible, however, for voting proxies that it does not receive in sufficient time to respond.

Since CIMCO primarily invests client assets using the assistance of multiple sub-advisers and does not directly manage or control client assets on a day-to-day basis, CIMCO does not anticipate there being any company meetings at which it is expected to vote shares or other interests held (or controlled) by it for the benefit of its clients. However, where client holdings include voting securities, a meeting of holders of such securities is convened, and CIMCO is expected to vote the proxies because of the absence of a sub-adviser or otherwise, CIMCO will take the following steps to carry out its fiduciary duties as to the client(s) and its assets:

A. CIMCO will track all such shareholder meetings, identify all issues presented to shareholders at such meetings, formulate a principled position on each such issue and ensure that proxies pertaining to all shares owned in client accounts are voted in accordance with such determinations.

B. CIMCO will look primarily to research received from, or delegate all or certain aspects of the proxy voting process to, Institutional Shareholder Services. ISS is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

C. CIMCO will periodically review the methods used by ISS to identify and track shareholder meetings called by publicly traded issuers throughout the United States and around the globe. CIMCO will periodically satisfy itself that ISS operates a system reasonably designed to identify all such meetings and to provide CIMCO with timely notice of the date, time and place of such meetings.

D. CIMCO will further review the principles and procedures employed by ISS in making recommendations on voting proxies on each issue presented, and will satisfy itself that ISS's recommendations are: (i) based upon an appropriate level of diligence and research, and (ii) designed to further the interests of shareholders and not serve other unrelated or improper interests.


                                Appendix - Page 1

E. Notwithstanding its belief that ISS's recommendations are consistent with the best interests of shareholders and appropriate to be implemented for CIMCO's client accounts, CIMCO has the right and the ability to depart from a recommendation made by ISS as to a particular vote, slate of candidates or otherwise, and can direct ISS to vote all or a portion of the shares owned for client accounts in accordance with its preferences. ISS will vote any such shares subject to that direction in strict accordance with all such instructions.

Conflicts of Interest:

CIMCO is affiliated with JPMorgan, a company whose stock is publicly traded. Further, companies may engage CIMCO, either directly or through their pension committee or otherwise, to manage assets on their behalf, and such companies may also issue publicly traded securities that are eligible for purchase by CIMCO client accounts.

While CIMCO believes that such circumstances generally will not present conflict of interest dangers for the firm or its clients, in order to avoid even the appearance of a conflict of interest, CIMCO has taken or will take the following steps: (i) CIMCO does not select stocks for client accounts, and will not do in such a way as to cause its client accounts to own, hold or otherwise transact in shares of JPMorgan; and (ii) the officers of CIMCO will determine, by surveying the firm's employees or otherwise, whether CIMCO, an affiliate or any of their officers has a business, familial or personal relationship with a participant in a proxy contest, the issuer itself or the issuer's pension plan, corporate directors or candidates for directorships. In the event that any such relationship is found to exist, the firm will take appropriate steps to ensure that any such relationship (or other potential conflict of interest), does not influence its decision to provide direction to ISS on a given vote or issue. Further to that end, CIMCO will adhere to all recommendations made by ISS in connection with all shares issued by such companies and held in CIMCO client accounts, and, absent extraordinary circumstances that will be documented in writing, will not subject any such proxy to special review. CIMCO will seek to resolve any conflicts of interests that may arise prior to voting proxies in a manner that reflects the best interests of its clients.

Obtaining Proxy Voting Information:

To obtain information on how CIMCO voted proxies, please contact:

   Constellation Investment Management Company L.P.

   Attention: Vice President

Recordkeeping:

CIMCO shall retain its (i) proxy voting policies and procedures; (ii) proxy statements received regarding client statements; (iii) records or votes it casts on behalf of clients; (iv) records of client requests for proxy voting information, and (v) any documents prepared by CIMCO that are material in making a proxy voting decision. Such records may be maintained with a third party, such as ISS, that will provide a copy of the documents promptly upon request.

Adopted: This day of __, 2004


                               Appendix - Page 2

                         TURNER INVESTMENT PARTNERS, INC.
                        TURNER INVESTMENT MANAGEMENT, LLC
                         TURNER INVESTMENT ADVISORS, LLC

Proxy Voting Policy and Procedures

Turner Investment Partners, Inc., as well as its two investment advisory affiliates, Turner Investment Management, LLC and Turner Investment Advisors, LLC (collectively, Turner), act as fiduciaries in relation to their clients and the assets entrusted by them to their management. Where the assets placed in Turner's care include shares of corporate stock, and except where the client has expressly reserved to itself or another party the duty to vote proxies, it is Turner's duty as a fiduciary to vote all proxies relating to such shares.

Duties with Respect to Proxies:

Turner has an obligation to vote all proxies appurtenant to shares of corporate stock owned by its client accounts in the best interests of those clients. In voting these proxies, Turner may not be motivated by, or subordinate the client's interests to, its own objectives or those of persons or parties unrelated to the client. Turner will exercise all appropriate and lawful care, skill, prudence and diligence in voting proxies, and shall vote all proxies relating to shares owned by its client accounts and received by Turner. Turner shall not be responsible, however, for voting proxies that it does not receive in sufficient time to respond. Delegation:

In order to carry out its responsibilities in regard to voting proxies, Turner must track all shareholder meetings convened by companies whose shares are held in Turner client accounts, identify all issues presented to shareholders at such meetings, formulate a principled position on each such issue and ensure that proxies pertaining to all shares owned in client accounts are voted in accordance with such determinations.

Consistent with these duties, Turner has delegated certain aspects of the proxy voting process to Institutional Shareholder Services, and its Proxy Voting Service (PVS) subsidiary. PVS is a separate investment adviser registered under the Investment Advisers Act of 1940, as amended. Under an agreement entered into with Turner, PVS has agreed to vote proxies in accordance with recommendations developed by PVS and overseen by Turner, except in those instances where Turner has provided it with different direction.

Review and Oversight:

Turner has reviewed the methods used by PVS to identify and track shareholder meetings called by publicly traded issuers throughout the United States and around the globe. Turner has satisfied itself that PVS operates a system reasonably designed to identify all such meetings and to provide Turner with timely notice of the date, time and place of such meetings. Turner has further reviewed the principles and procedures employed by PVS in making recommendations on voting proxies on each issue presented, and has satisfied itself that PVS's recommendations are: (i) based upon an appropriate level of diligence and research, and (ii) designed to further the interests of shareholders and not serve other unrelated or improper interests. Turner, either directly or through its duly-constituted Proxy Committee, shall review its determinations as to PVS at least annually.

                               Appendix - Page 3

Notwithstanding its belief that PVS's recommendations are consistent with the best interests of shareholders and appropriate to be implemented for Turner's client accounts, Turner has the right and the ability to depart from a recommendation made by PVS as to a particular vote, slate of candidates or otherwise, and can direct PVS to vote all or a portion of the shares owned for client accounts in accordance with Turner's preferences. PVS is bound to vote any such shares subject to that direction in strict accordance with all such instructions. Turner, through its Proxy Committee, reviews on a monthly basis the overall shareholder meeting agenda, and seeks to identify shareholder votes that warrant further review based upon either (i) the total number of shares of a particular company stock that Turner holds for its clients accounts, or (ii) the particular subject matter of a shareholder vote, such as board independence or shareholders' rights issues. In determining whether to depart from a PVS recommendation, the Turner Proxy Committee looks to its view of the best interests of shareholders, and provides direction to PVS only where in Turner's view departing from the PVS recommendation appears to be in the best interests of Turner's clients as shareholders. The Proxy Committee keeps minutes of its determinations in this regard.

Conflicts of Interest:

Turner stock is not publicly traded, and Turner is not otherwise affiliated with any issuer whose shares are available for purchase by client accounts. Further, no Turner affiliate currently provides brokerage, underwriting, insurance, banking or other financial services to issuers whose shares are available for purchase by client accounts.

Where a client of Turner is a publicly traded company in its own right, Turner may be restricted from acquiring that company's securities for the client's benefit. Further, while Turner believes that any particular proxy issues involving companies that engage Turner, either directly or through their pension committee or otherwise, to manage assets on their behalf, generally will not present conflict of interest dangers for the firm or its clients, in order to avoid even the appearance of a conflict of interest, the Proxy Committee will determine, by surveying the Firm's employees or otherwise, whether Turner, an affiliate or any of their officers has a business, familial or personal relationship with a participant in a proxy contest, the issuer itself or the issuer's pension plan, corporate directors or candidates for directorships. In the event that any such relationship is found to exist, the Proxy Committee will take appropriate steps to ensure that any such relationship (or other potential conflict of interest), does not influence Turner's or the Committee's decision to provide direction to PVS on a given vote or issue. Further to that end, Turner will adhere to all recommendations made by PVS in connection with all shares issued by such companies and held in Turner client accounts, and, absent extraordinary circumstances that will be documented in writing, will not subject any such proxy to special review by the Proxy Committee. Turner will seek to resolve any conflicts of interests that may arise prior to voting proxies in a manner that reflects the best interests of its clients.

                               Appendix - Page 4

Obtaining Proxy Voting Information:
To obtain information on how Turner voted proxies, please contact:

John H. Grady, Chief Operating Officer, or
Andrew Mark, Director of Operations
and Technology Administration
C/o Turner Investment Partners, Inc.
1205 Westlakes Drive, Suite 100
Berwyn, PA 19312

Recordkeeping:

   Turner shall retain its (i) proxy voting policies and procedures; (ii) proxy statements received regarding client statements; (iii) records or votes it casts on behalf of clients; (iv) records of client requests for proxy voting information, and (v) any documents prepared by Turner that are material in making a proxy voting decision. Such records may be maintained with a third party, such as PVS, that will provide a copy of the documents promptly upon request.

Adopted: This 1st day of July, 2003

                               Appendix - Page 5

                         SANDS CAPITAL MANAGEMENT, INC.

                      PROXY VOTING POLICIES AND PROCEDURES
                          (As Adopted on July 1, 2003)

         Sands Capital Management, Inc. (the "Adviser") has adopted these policies and procedures in accordance with Rule 206(4)-6 under the Investment Advisers Act of 1940 (the "Advisers Act"). These policies and procedures are designed to ensure that the Adviser is administering proxy voting matters in a manner consistent with the best interests of its clients and in accordance with its fiduciary duties under the Advisers Act, the Employee Retirement Income Security Act of 1974 ("ERISA"), and other applicable laws and regulations.

         1.       GENERAL STATEMENT OF POLICY

         The Adviser considers the proxy vote to be an asset of the client portfolio holding the security to which the proxy relates and for which the Adviser has voting authority. The Adviser's authority to vote proxies is established by the investment management agreement with the client.

         The Adviser seeks to discharge its fiduciary duty to clients for whom it has proxy voting authority by monitoring corporate events and voting proxies solely in the best interests of its clients. The Adviser evaluates all proxy proposals on an individual basis. Subject to its contractual obligations, there may be times when refraining from voting a proxy is in a client's best interest, such as when the Adviser determines that the cost of voting the proxy exceeds the expected benefit to the client.

         The Adviser typically is neither an activist in corporate governance nor an automatic supporter of management on all proxy proposals.

         2.       PROXY COMMITTEE; PROXY VOTING GUIDELINES

         The Adviser has established a Proxy Committee. The members of the Proxy Committee are appointed by the Board of Directors of the Adviser from time to time and are listed on Schedule A. The Proxy Committee meets at least annually and as necessary to fulfill its responsibilities. A majority of the members of the Proxy Committee constitutes a quorum for the transaction of business. The Director of Client Services acts as secretary of the Proxy Committee and maintains a record of Proxy Committee meetings and actions.

         The Proxy Committee is responsible for (i) the oversight and administration of proxy voting on behalf of the Adviser's clients, including developing, authorizing, implementing and updating the Adviser's proxy voting policies and procedures; (ii) overseeing the proxy voting process; and (iii) engaging and overseeing any third party service provider as voting agent to receive proxy statements and/or to provide information, research or other services intended to facilitate the proxy voting decisions made by the Adviser. The Proxy Committee typically reviews reports on the Adviser's proxy voting activity at least annually and as necessary to fulfill its responsibilities. The Proxy Committee reports to the Adviser's Board of Directors at least annually regarding the administration of these policies and procedures and any changes deemed appropriate.

                               Appendix - Page 6

         The Proxy Committee has developed a set of criteria for evaluating proxy issues. These criteria and general voting guidelines are set forth in the Adviser's Proxy Voting Guidelines (the "Guidelines"), a copy of which is attached hereto as Exhibit 1. The Proxy Committee may amend or supplement the Guidelines from time to time. All Guidelines are to be applied generally and not absolutely, such that the Adviser's evaluation of each proposal will be performed in the context of the Guidelines giving appropriate consideration to the circumstances of the company whose proxy is being voted.

         3.       PROXY VOTING PROCEDURE

         The Adviser establishes with respect to each client account whether the client retains the power to vote proxies or has delegated the responsibility for proxy voting to the Adviser. In every case where a client has delegated responsibility for voting proxies to the Adviser, the Adviser tracks the occurrence of shareholder meetings, and obtains and evaluates the proxy information provided by the companies whose shares are being voted.

         Prior to a proxy voting deadline, the appropriate analyst of the Adviser will make a determination as to how to vote each proxy proposal based on his or her analysis of the proposal and the Guidelines. In evaluating a proxy proposal, an analyst may consider information from many sources, including management of the company, shareholder groups and independent proxy research services. An analyst may determine that the cost of voting a proxy exceeds the expected benefit to the client. For example, calling back securities that have been loaned in order to exercise voting rights could cause a client to forego income that otherwise would have been earned had the Adviser not sought to exercise voting rights with respect to those securities.

         The Adviser is responsible for submitting, or arranging the submission of, the proxy votes to the shareholders meetings in a timely manner.

         4.       CONFLICTS OF INTEREST

         The Adviser may have a conflict of interest in voting a particular proxy. A conflict of interest could arise, for example, as a result of a business relationship with a company, or a direct or indirect business interest in the matter being voted upon, or as a result of a personal relationship with corporate directors or candidates for directorships. Whether a relationship creates a material conflict of interest will depend upon the facts and circumstances.

         Whenever an analyst determines that it is in a client's best interest to vote on a particular proposal in a manner other than in accordance with the Guidelines (or the Guidelines do not address how to vote on the proposal), the analyst shall present the matter to the Proxy Committee, which shall be responsible for evaluating information relating to conflicts of interest in connection with voting the client proxy.

                               Appendix - Page 7

                  A.       Identifying Conflicts of Interest

         For purposes of identifying conflicts under these procedures, the Proxy Committee will rely on publicly available information about a company and its affiliates, information about the company and its affiliates that is generally known by the Adviser's employees, and other information actually known by a member of the Proxy Committee.

         The Proxy Voting Committee may determine that the Adviser has a conflict of interest as a result of the following:

                  1. Significant Business Relationships - The Proxy Committee will consider whether the matter involves an issuer or proponent with which the Adviser has a significant business relationship. The Adviser has significant business relationships with certain entities, such as other investment advisory firms, vendors, clients and broker-dealers. For this purpose, a "significant business relationship" is one that might create an incentive for the Adviser to vote in favor of management.

                  2. Significant Personal or Family Relationships - The Proxy Committee will consider whether the matter involves an issuer, proponent or individual with which an employee of the Adviser who is involved in the proxy voting process may have a significant personal or family relationship. For this purpose, a "significant personal or family relationship" is one that would be reasonably likely to influence how the Adviser votes the proxy. Employees of the Adviser who are involved in the proxy voting process (e.g., analysts, portfolio managers, Proxy Committee members, senior management, as applicable) are required to disclose to the Proxy Committee any significant personal or family relationship they may have with the issuer, proponent or individual involved in the matter.

                  3. Contact with Proxy Committee Members - If an employee of the Adviser not involved in the proxy voting process contacts any Proxy Committee member for the purpose of influencing how a proxy is to be voted, the member will immediately contact the Adviser's [Compliance Officer] who will determine: (i) whether to treat the proxy in question as one involving a material conflict of interest; and (ii) if so, whether the member of the Proxy Committee who was contacted should recuse himself or herself from all further matters regarding the proxy.

                  B.       Determining Whether a Conflict is Material

         In the event that the Proxy Committee determines that the Adviser has a conflict of interest with respect to a proxy proposal, the Proxy Committee shall also determine whether the conflict is "material" to that proposal. The Proxy Committee may determine on a case-by-case basis that a particular proposal does not involve a material conflict of interest. To make this determination, the Proxy Committee must conclude that the proposal is not directly related to the Adviser's conflict with the issuer. If the Proxy Committee determines that a conflict is not material, then the Adviser may vote the proxy in accordance with the recommendation of the analyst.

                               Appendix - Page 8

                  C.       Voting Proxies Involving a Material Conflict

         In the event that the Proxy Committee determines that the Adviser has a material conflict of interest with respect to a proxy proposal, the Adviser will vote on the proposal in accordance with the determination of the Proxy Committee. Alternatively, prior to voting on the proposal, the Adviser may (i) contact an independent third party (such as another plan fiduciary) to recommend how to vote on the proposal and vote in accordance with the recommendation of such third party (or have the third party vote such proxy); or (ii) with respect to client accounts that are not subject to ERISA, fully disclose the nature of the conflict to the client and obtain the client's consent as to how the Adviser will vote on the proposal (or otherwise obtain instructions from the client as to how the proxy should be voted).

         The Adviser may not address a material conflict of interest by abstaining from voting, unless the Proxy Committee has determined that abstaining from voting on the proposal is in the best interests of clients.*

         The Proxy Committee shall document the manner in which proxies involving a material conflict of interest have been voted as well as the basis for any determination that the Adviser does not have a material conflict of interest in respect of a particular matter. Such documentation shall be maintained with the records of the Proxy Committee.

         5.       DISCLOSURE

         In accordance with the Advisers Act and ERISA, the Adviser reports to its clients regarding the manner in which their proxies are voted. It is the Adviser's general policy not to disclose to any issuer or third party how it has voted client proxies, except as otherwise required by law.

         6.       RECORD RETENTION

         The Adviser maintains the books and records required by Rule 204-2(c)(2) under the Advisers Act in the manner and for the periods required. For client portfolios subject to ERISA, the Adviser maintains the books and records required by the Department of Labor.


Attachments

          Schedule A   -  Members of the Proxy Committee

          Exhibit 1    -  Sands Capital Management, Inc. Proxy Voting Guidelines



--------
* The existence of a material conflict of interest will not affect an analyst's determination that it is in the best interests of clients not to vote a proxy.


                               Appendix - Page 9

                                   SCHEDULE A



                         Members of the Proxy Committee

                            Frank M. Sands, Sr., CFA
                            Frank M. Sands, Jr., CFA
                               William L. Johnson
                                Dana M. McNamara






                               Appendix - Page 10

                         SANDS CAPITAL MANAGEMENT, INC.

                             PROXY VOTING GUIDELINES


         One of the primary factors SCM considers when determining the desirability of investing in a particular company is the quality and depth of its management. Accordingly, SCM believes that the recommendation of management on any issue should be given substantial weight in determining how proxy issues are resolved. As a matter of practice, SCM will vote on most issues presented in a portfolio company proxy statement in accordance with the position of the company's management, unless SCM determines that voting in accordance with management's recommendation would adversely affect the investment merits of owning the stock. However, SCM will consider each issue on its own merits, and will not support the position of the company's management in any situation where, in SCM's judgment, it would not be in the best interests of the client to do so.

I. THE BOARD OF DIRECTORS

A. VOTING ON DIRECTOR NOMINEES IN UNCONTESTED ELECTIONS

Votes on director nominees are made on a CASE-BY-CASE basis, and may consider the following factors:

   o Long-term corporate performance record relative to a market index;
   o Composition of board and key board committees;
   o Corporate governance provisions and takeover activity;
   o Board decisions regarding executive pay;
   o Director compensation;


B. DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY PROTECTION

Proposals concerning director and officer indemnification and liability protection are evaluated on a CASE-BY-CASE basis.


C. VOTING FOR DIRECTOR NOMINEES IN CONTEST ELECTIONS

Votes in a contested election of directors are evaluated on a CASE-BY-CASE basis, and may consider the following factors:

   o long-term financial performance of the target company relative to its industry;
   o management's track record;
   o background to the proxy contest;
   o qualifications of director nominees (both slates);
   o evaluation of what each side is offering shareholders as well as the likelihood that the proposed objectives and goals can be met; and
   o  stock ownership positions.

                               Appendix - Page 11

D. SIZE OF THE BOARD

     Proposals to limit the size of the Board should be evaluated on a CASE-BY-CASE basis.

II. AUDITORS

RATIFYING AUDITORS

We generally vote FOR proposals to ratify auditors, unless: an auditor has a financial interest in or association with the company, and is therefore not independent; or there is reason to believe that the independent auditor has rendered an opinion which is neither accurate nor indicative of the company's financial position.

III.  PROXY CONTEST DEFENSES

CUMULATIVE VOTING

We vote AGAINST proposals to eliminate cumulative voting.

We vote FOR proposals to permit cumulative voting.

IV. ANTI-TAKEOVER ISSUES

We generally oppose anti-takeover measures because they reduce shareholder rights. However, as with all proxy issues, we conduct and independent review of each anti-takeover proposal. On occasion, we may vote with management when it is concluded that the proposal is not onerous and would not harm clients' interests as shareholders. Anti-takeover issues include the following:

      A. POISON PILLS
         The "poison pill" entitles shareholders to purchase certain securities at discount prices in the event of a change in corporate control. Such a measure would make a potential takeover prohibitively expensive to the acquirer.

         We review on a CASE-BY-CASE basis management proposals to ratify a poison pill.

      B. FAIR PRICE PROVISIONS
         Fair price provisions attempt to ensure approximately equal treatment for all shareholders in the event of a full-scale takeover. Typically, such a provision requires would-be acquirers that have established threshold positions in target companies at given per-share prices to pay at least as much if they opt for complete control, unless certain conditions are met.

                               Appendix - Page 12

         We vote FOR fair price proposals, as long as the shareholder vote requirement embedded in the provision is no more than a majority of disinterested shares.

         We vote FOR shareholder proposals to lower the shareholder vote requirement in existing fair price provisions.

      C. GREENMAIL
     Proposals relating to the prohibition of "greenmail" are designed to disallow the repurchase of stock from a person or group owning 5% or more of the company's common stock, unless approved by the disinterested holders of two-thirds or more of the outstanding stock. They could also prevent the company from repurchasing any class of stock at a price more than 5% above the current fair market price, unless an offer is made to all shareholders.

     We vote FOR proposals to adopt anti-greenmail charter or bylaw amendments or otherwise restrict a company's ability to make greenmail payments.

     We review on a CASE-BY-CASE basis anti-greenmail proposals when they are bundled with other charter or bylaw amendments.

      D. SUPERSTOCK
     Another takeover defense is superstock, i.e., shares that give holders disproportionate voting rights. For example, one company proposed authorizing a class of preferred stock which "could be issued in a private placement with one or more institutional investors" and "could be designated as having voting rights which might dilute or limit the present voting rights of the holders of common stock...." The purpose of this additional class of stock would be to give insiders an edge in fending off an unsolicited or hostile takeover attempt.

     We will review on a CASE-BY-CASE basis proposals that would authorize the creation of new classes of "superstock".

     E. SUPERMAJORITY RULES
     Supermajority provisions require approval by holders of minimum amounts of the common shares (usually 75% to 80%). While applied mainly to merger bids, supermajority rules also may be extended to cover substantive transfers of corporate assets, liquidations, reverse splits and removal of directors for reasons other than cause. A supermajority provision would make it nearly impossible in some cases for shareholders to benefit from a takeover attempt.

              1. SUPERMAJORITY SHAREHOLDER VOTE REQUIREMENT TO APPROVE MERGERS

              We vote AGAINST management proposals to require a supermajority shareholder vote to approve mergers and other significant business combinations.

                               Appendix - Page 13

              We vote FOR shareholder proposals to lower supermajority shareholder vote requirements for mergers and other significant business combinations.


              2. SUPERMAJORITY SHAREHOLDER VOTE REQUIREMENT TO AMEND THE CHARTER
                 OR BYLAWS

              We vote AGAINST management proposals to require a supermajority shareholder vote to approve charter and bylaw amendments.

              We vote FOR shareholder proposals to lower supermajority shareholder vote requirements for charter and bylaw amendments.

      F. BOARD CLASSIFICATION
      High on the agenda of defense-minded corporate executives are staggered terms for directors, whereby only some (typically one-third) of the directors are elected each year. The "staggered board" acts as a bar to unwelcome takeover bids. An aggressive, affluent acquirer would need two years to gain a working majority of directors at a company whose board members are elected to staggered three-year terms of office.

      We vote AGAINST proposals to classify the board.

      We vote FOR proposals to repeal classified boards and elect all directors annually.

V. MISCELLANEOUS GOVERNANCE PROVISION

BUNDLED PROPOSALS
We review on a CASE-BY-CASE basis bundled or "conditioned" proxy proposals. In he case of items that are conditioned upon each other, we examine the benefits and costs of the packages items. In instances when the joint effect of the conditioned items is not in shareholder's best interests, we vote against the proposals. If the combined effect is positive, we support such proposals.

CAPITAL STRUCTURE

A.  COMMON STOCK AUTHORIZATION
We review on a CASE-BY-CASE basis proposals to increase the number of shares of common stock authorized for issue.

B.  DEBT RESTRUCTURING

We review on a CASE-BY-CASE basis proposals to increase common and/or preferred shares and to issue shares as part of a debt restructuring plan.



                               Appendix - Page 14

VI. EXECUTIVE AND DIRECTOR COMPENSATION

In general, we vote on a CASE-BY-CASE basis on executive and director compensation plans, including stock option plans, with the view that viable compensation programs reward the creation of stockholder wealth.

VII. STATE OF INCORPORATION

A. VOTING ON STATE TAKEOVER STATUTES

We review on a case-by-case basis proposals to opt in or out of state takeover statutes (including control share acquisition statutes, control share cash-out statutes, freeze-out provisions, fair price provisions, stakeholder laws, poison pill endorsements, severance pay and labor contract provisions, anti-greenmail provisions and disgorgement provisions).

B. VOTING ON REINCORPORATION PROPOSALS

Proposals to change a company's state of incorporation are examined on a CASE-BY-CASE basis.

VIII. MERGERS AND CORPORATE RESTRUCTURINGS

A. MERGERS AND ACQUISITIONS

Votes on mergers and acquisitions are considered on a CASE-BY-CASE basis.

B. CORPORATE RESTRUCTURING

Votes on corporate restructuring proposals, including minority squeezeouts, leveraged buyout, spin-offs, liquidations and asset sales are considered on a CASE-BY-CASE basis.

C. SPIN-OFFS

Votes on spin-offs are considered on a CASE-BY-CASE basis.

D. CHANGING CORPORATE NAME

We generally vote FOR changing the corporate name.

IX. SOCIAL AND ENVIRONMENTAL ISSUES

Consistent with its fiduciary duty to clients, SCM will vote on social issues with a view toward promoting good corporate citizenship. However, SCM realizes that it cannot require a portfolio company to go beyond applicable legal requirements or put itself in a non-competitive position. Social responsibility issues may include proposals regarding the following:

            Ecological issues, including toxic hazards and pollution of the air and water;

            Employment practices, such as the hiring of women and minority groups;

                            Appendix - Page 15

            Product quality and safety;

            Advertising practices;

            Animal rights, including testing, experimentation and factory farming;

            Military and nuclear issues; and

            International politics and operations, including the world debt crisis, infant formula, U.S. corporate activity in Northern Ireland, and the policy of apartheid in South Africa.

We review on a CASE-BY-CASE basis proposals regarding social or environmental issues.




                               Appendix - Page 16

                         CLOVER CAPITAL MANAGEMENT, INC.
                           (AS AMENDED JULY 23, 2003)

1. PROXY VOTING POLICIES

Clover Capital Management, Inc. ("Clover Capital") votes the proxies received by it on behalf of its client shareholders unless the client has specifically instructed it otherwise. Clover Capital shall vote proxies related to securities held by any client in a manner solely in the interest of the client. Clover Capital shall consider only those factors that relate to the client's investment, including how its vote will economically impact and affect the value of the client's investment. Proxy votes generally will be cast in favor of proposals that maintain or strengthen the shared interests of shareholders and management, increase shareholder value, maintain or increase shareholder influence over the issuer's board of directors and management, and maintain or increase the rights of shareholders; proxy votes generally will be cast against proposals having the opposite effect. As part of the process, Clover Capital subscribes to an outside proxy consultant, Institutional Shareholder Services "ISS", and utilizes its data and analysis to augment the work done by Clover Capital's relevant analyst (i.e. the analyst responsible for that particular security). However, in voting on each and every issue, the relevant analyst will be ultimately responsible for voting proxies in the best interests of Clover Capital's clients and shall vote in a prudent, diligent fashion and only after a careful evaluation of the issue presented on the ballot.

         a. PROXY VOTING PROCEDURES

         Unless the power to vote proxies for a client is reserved to that client (or in the case of an employee benefit plan, the plan's trustee or other fiduciaries), Clover Capital, through its relevant analysts, will be responsible for voting the proxies related to that account.

         All proxies and ballots will be logged in upon receipt and the materials, which include ISS's proxy voting recommendations, will be forwarded to the appropriate analyst for review. The analyst then votes the proxies which may or may not correspond to the ISS recommendations. In practice, the ISS recommendations correspond with most of Clover Capital's analysts' proxy voting decisions.

         Clover has standard reasons for and against proposals, which have been approved by the Clover Compliance Department. After reviewing the proxy, the analyst will report how he/she wants to vote along with the rationale to be used when voting.

         Should an analyst respond with a new rationale, it will be approved by the Clover Compliance Department before the vote is cast.

         Proxies received will be voted promptly in a manner consistent with the Proxy Voting Policies and Procedures stated and guidelines (if any) issued by client (or in the case of an employee benefit plan, the plan's trustee or other fiduciaries).

         Records are kept on how each proxy is voted. Such records may be maintained by a third party proxy consultant that will provide a copy of the documents promptly upon request.

                               Appendix - Page 17

         On an ongoing basis, the analysts will monitor corporate management of issuers for securities they cover and for which are held in clients' accounts and where appropriate will communicate with the management of such issuers.

         Periodically, or at least annually, the Clover Compliance Department will:

         - Review our proxy voting process and verify that it is being implemented in a manner consistent with the Proxy Voting Policies and Procedures and the guidelines (if any) issued by the client (or in the case of an employee benefit plan, the plan's trustee or other fiduciaries);

         - When requested by client, report to the client how each proxy sent to Company on behalf of the client was voted, by forwarding a copy of the completed ballot card or in some other written matter;

         - Review the files to verify that records of the voting of the proxies have been properly maintained, which is keeping records on site for 2 years and off site in storage thereafter; and

         - When requested, prepare a written report for a client regarding compliance with the Proxy Voting Policies and Procedures.

         - Review the Proxy Voting Policies and Procedures to insure they are up-to-date.

         PROXY VOTING GUIDELINES

         In the interest of good corporate governance and the best interest of our clients, the following general guidelines will be employed when voting corporate proxies on behalf of Clover Capital's clients. Clover Capital does, however, recognize that unusual circumstances may merit occasional deviation from these guidelines, but it expects those situations to be the rare exception to the following rules:

         a. Clover Capital will vote against the authorization of new stock options if the sum of the newly authorized option package and all existing options outstanding exceeds 7% of the firm's total outstanding shares. While Clover Capital recognizes the incentive benefits that options can provide, Clover Capital believes that a dilutive effort beyond 7% of the share base offsets the benefits. An exception to this 7% limitation may be made in cases where a new management team has been hired from outside the company within the prior 12 months and has therefore not been a party to any existing option package at that particular firm.

         b. Clover Capital will favor the annual election of directors.

         c. Clover Capital will oppose the re-incorporation of domestic companies into other nations.

                               Appendix - Page 18

         d. Clover Capital will oppose shareholder resolutions that are motivated by the social beliefs of the resolution's sponsor rather than designed to maximize shareholder value or improve a company's governance practices.

         e. Clover Capital will vote to retain a company's current public auditor unless we have reason to believe the shareholder will benefit from an auditor change.

         f. Clover Capital will vote against the creation of so called "poison pills" and for shareholder resolutions calling for their removal.

         g. Clover Capital will generally favor shareholder proposals which separate the position of Board Chair and Chief Executive Officer.

         h. Clover Capital will vote in favor of shareholder proposals calling for the expensing of stock options, because failure to do so results in chronic overstatement of earnings, which is not helpful to shareholders.

         i. Clover Capital will vote in favor of shareholder proposals calling for the replacement of "super majority" vote thresholds with simple majority vote requirements.

2. CONFLICTS OF INTEREST

Clover Capital stock is not publicly traded, and Clover Capital is not otherwise affiliated with any issuer whose shares are available for purchase by client accounts. Further, no Clover Capital affiliate currently provides brokerage, underwriting, insurance, banking or other financial services to issuers whose shares are available for purchase by client accounts.

Where a client of Clover Capital is a publicly traded company in its own right, Clover Capital may be restricted from acquiring that company's securities for the client's benefit. Further, while Clover Capital believes that any particular proxy issues involving companies that engage Clover Capital, either directly or through their pension committee or otherwise, to manage assets on their behalf, generally will not present conflict of interest dangers for the firm or its clients, in order to avoid even the appearance of a conflict of interest, Clover Compliance will determine, by surveying the Firm's employees or otherwise, whether Clover Capital, an affiliate or any of their officers has a business, familial or personal relationship with the issuer itself or the issuer's pension plan, corporate directors or candidates for directorships. In the event that any such conflict of interest is found to exist, Clover Capital will ensure that any such conflict of interest does not influence Clover Capital's vote by adhering to all recommendations made by the outside proxy consultant that Clover Capital utilizes. Clover Capital will seek to resolve any conflicts of interests that may arise prior to voting proxies in a manner that reflects the best interests of its clients.


                               Appendix - Page 19

PART C: OTHER INFORMATION

Item 22. Exhibits

Item 23. Persons Controlled by or Under Common Control with Registrant

Item 24. Indemnification

Item 25. Business and Other Connections of Investment Adviser

Item 26. Location of Accounts and Records

Item 27. Management Services

Item 28. Undertakings

SIGNATURES

EXHIBIT INDEX

                            PART C: OTHER INFORMATION

Item 22. Exhibits:

     (a)(1) Registrant's Agreement and Declaration of Trust dated May 30, 2002, is incorporated by reference to Exhibit (a) of the Registrant's Initial Registration Statement as filed via EDGAR (Accession No. 0001135428-02-000294) on September 26, 2002.

     (a)(2) Certificate of Amendment to the Agreement and Declaration of Trust, is incorporated by reference to Exhibit (a)(2) of the Registrant's Amendment No. 1 to the Registration Statement as filed via EDGAR (Accession No. 0001135428-02-000404) on December 31, 2002.

     (b)          By-Laws of the Trust is incorporated by reference to Exhibit
                  (b) of the Registrant's Initial Registration Statement as filed via EDGAR (Accession No. 0001135428-02-000294) on September 26, 2002.

     (c)          Not applicable.

     (d)(1) Investment Management Agreement between the Registrant and Constellation Investment Management Company LP as filed via EDGAR on May 1, 2004.

     (d)(2) Investment Sub-Advisory Agreement between the Registrant and Turner Investment Partners, Inc. as filed via EDGAR on May 1, 2004.

     (d)(3) Investment Sub-Advisory Agreement between the Registrant and Sands Capital Management, Inc. as filed via EDGAR on August 31, 2004.

     (d)(4) Investment Sub-Advisory Agreement between the Registrant and Clover Capital Management, Inc. is filed herewith.

     (e) Distribution Agreement between the Registrant and Constellation Investment Management Distribution Company Inc. as filed via EDGAR on May 1, 2004.

     (f)          Not applicable.

     (g) Custodian Agreement between the Registrant and PFPC Inc., is incorporated by reference to Exhibit (g) of the Registrant's Amendment No. 1 to the Registration Statement as filed via EDGAR (Accession No. 0001135428-02-000404) on December 31, 2002.

     (h)(1) Contractual Fee Waiver Agreement between the Registrant and Turner Investments Partners, Inc., is incorporated by reference to Exhibit (h) of the Registrant's Initial Registration Statement as filed via EDGAR (Accession No. 0001135428-02-000294) on September 26, 2002.

     (h)(2) Contractual Fee Waiver Agreement between the Registrant and Turner Investment Partners, Inc. with respect to the Midcap Growth Portfolio, is incorporated by reference to Exhibit
                  (h)(2) of the Registrant's Amendment No. 3 to the Registration Statement as filed via EDGAR (Accession No. 0001135428-03-000521) on September 30, 2003.

     (h)(3) Administration Agreement between the Registrant and Constellation Investment Management Company LP as filed via EDGAR on May 1, 2004.

     (h)(4) Sub-Administration Agreement between Turner Investment Partners, Inc., and PFPC Inc., is incorporated by reference to Exhibit (h)(3) of the Registrant's Amendment No. 1 to the Registration Statement as filed via EDGAR (Accession No. 0001135428-02-000404) on December 31, 2002.

     (h)(5) Transfer Agency Agreement between the Registrant and PFPC Inc., is incorporated by reference to Exhibit (h)(4) of the Registrant's Amendment No. 1 to the Registration Statement as filed via EDGAR (Accession No. 0001135428-02-000404) on December 31, 2002.

     (i)          Not applicable.

     (j)          Not applicable.

     (k)          Not applicable.

     (l)          Not applicable.

     (m)          Not applicable.

     (n)          Not applicable.

     (o)          Not applicable.

     (p)(1) Code of Ethics for the Registrant is incorporated by reference to Exhibit (p)(1) of the Registrant's Initial Registration Statement as filed via EDGAR (Accession No.
                  0001135428-02-000294) on September 26, 2002.

     (p)(2) Code of Ethics for Turner Investment Partners, Inc. as filed via EDGAR on May 1, 2004.

     (p)(3) Code of Ethics for Constellation Investment Distribution Company Inc. as filed via EDGAR on May 1, 2004.

     (p)(4) Code of Ethics for Constellation Investment Management Company LP as filed via EDGAR on May 1, 2004.

     (p)(5) Code of Ethics for Sands Capital Management, Inc. as filed August 31, 2004.

     (p)(6) Code of Ethics for Clover Capital Management, Inc. is filed herewith.

Item 23. Persons Controlled by or Under Common Control with Registrant:

See the Prospectus and the Statement of Additional Information regarding the Registrant's control relationships.

Item 24. Indemnification:

Article VII of the Agreement and Declaration of Trust empowers the Trustees of the Trust, to the full extent permitted by law, to purchase with Trust assets insurance for indemnification from liability and to pay for all expenses reasonably incurred or paid or expected to be paid by a Trustee or officer in connection with any claim, action, suit or proceeding in which he or she becomes involved by virtue of his or her capacity or former capacity with the Trust.

Article VI of the By-Laws of the Trust provides that the Trust shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is and other amounts or was an agent of the Trust, against expenses, judgments, fines, settlement and other amounts actually and reasonable incurred in connection with such proceeding if that person acted in good faith and reasonably believed his or her conduct to be in the best interests of the Trust. Indemnification will not be provided in certain circumstances, however, including instances of willful misfeasance, bad faith, gross negligence, and reckless disregard of the duties involved in the conduct of the particular office involved.

Item 25. Business and Other Connections of Investment Adviser:

Constellation Investment Management Company LP

Constellation Investment Management Company LP ("CIMCO") is investment adviser for the Target Select Equity Fund, Large Cap Growth Opportunities Fund, Financial Services Fund, Tax Managed U.S. Equity Fund, Small Cap Value Opportunities Fund, Small Cap Equity Fund, Large Cap Value Fund, Midcap Value Fund, Small Cap Value Fund, Core Fixed Income Fund, Ultra Short Duration Fixed Income Fund, Short Duration Fixed Income Fund, High Yield Fund and Strategic Value and High Income Fund. The principal address for CIMCO is 1205 Westlakes Drive, Suite 100, Berwyn, PA 19312 CIMCO is an investment adviser registered under the Advisers Act.

NAME AND POSITION WITH                                                         POSITION WITH OTHER
COMPANY                                OTHER COMPANY                           COMPANY
-------------------------------------------------------------------------------------------------------------------
John H. Grady                          Turner Investment Company               Formerly, General Counsel and COO
President and
Chief Executive Officer                                                        President
                                       CIDCO

Hans David Specht                      Turner Investment Partners, Inc.        Formerly, Director of Finance
Vice President, Finance

Antoinette Corneila Robbins            Turner Investment Partners, Inc.        Formerly, Vice President and
Vice President and Corporate                                                   Director of Compliance
Counsel

Francis Joseph                         Old Mutual Asset Managers               Formerly, Senior Vice President for
Executive Vice President,                                                      Distribution for the Pilgrim Baxter
Distribution                                                                   division

Amy Denise Duling                      Turner Investment Partners, Inc.        National Account Director
Executive Vice President,
Marketing and Product Management


Item 26.

Constellation Investment Management Distribution Company Inc. also acts as principal underwriter of shares of:

Constellation Target Select Equity Fund
Constellation Large Cap Growth Opportunities Fund
Constellation TIP Financial Services Fund
Constellation TIP Tax Managed U.S. Equity Fund,
Constellation TIP Small Cap Value Opportunities Fund
Constellation TIP Healthcare and Biotechnology Fund
Constellation Small Cap Equity Fund
Constellation Clover Large Cap Value Fund
Constellation Clover Midcap Value Fund
Constellation Clover Small Cap Value Fund
Constellation Clover Core Fixed Income Fund,

Constellation Chartwell Ultra Short Duration Fixed Income Fund,
Constellation Chartwell Short Duration Fixed Income Fund
Constellation Chartwell High Yield Fund
Constellation Strategic Value and High Income Fund,
Constellation Pitcairn Diversified Value Fund
Constellation Pitcairn Select Value Fund
Constellation Pitcairn Diversified Growth Fund
Constellation Pitcairn Small Cap Fund
Constellation Pitcairn Family Heritage(R) Fund
Constellation Pitcairn Taxable Bond Fund
Constellation Pitcairn Tax-Exempt Bond Fund
Constellation International Equity Fund
Constellation Sands Capital Select Growth Fund
Constellation Clover Income Plus Fund
Constellation HLAM Quality Growth Fund
Constellation HLAM Large Cap Quality Growth Fund
Turner Disciplined Large Cap Growth Fund
Turner Midcap Growth Fund
Turner Small Cap Growth Fund
Turner Micro Cap Growth Fund
Turner Core Value Fund
Turner Technology Fund
Turner Concentrated Growth Fund
Turner New Enterprise Fund
Turner Total Return Fixed Income Fund
Rockland Small Cap Growth Fund

Item 27. Location of Accounts and Records.

Books or other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940, and the rules promulgated thereunder, are maintained as follows:

(a) With respect to Rules 31a-1(a); 31a-1(b)(1); (2)(a) and (b); (3); (6); (8);
(12); and 31a-1(d), the required books and records will be maintained at the offices of Registrant's Custodian:

PFPC Company
400 Bellevue Parkway
Wilmington, Delaware 19808

(b) With respect to Rules 31a-1(a); 31a-1(b)(1),(4); (2)(C) and (D); (4); (5);
(6); (8); (9); (10); (11); and 31a-1(f), the required books and records are maintained at the offices of the Registrant's Administrator: and Sub-Administrator

Constellation Investment Management Company LP. (Administrator)
1205 Westlakes Drive, Suite 100
Berwyn, Pennsylvania 19312

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PFPC, Inc.
400 Bellevue Parkway
Wilmington, Delaware 19808

(c) With respect to Rules 31a-1(b)(5), (6), (9) and (10) and 31a-1(f), the required books and records are maintained at the principal offices of the Registrant's Advisers:

Turner Investment Partners, Inc.
1205 Westlakes Drive, Suite 100
Berwyn, Pennsylvania 19312

Constellation Investment Management Company LP.
1205 Westlakes Drive, Suite 100
Berwyn, Pennsylvania 19312

Sands Capital Management, Inc.
1100 Wilson Boulevard, Suite 3050
Arlington, VA 22209

Clover Capital Management, Inc.
11 Tobey Village Office Park
Pittsford, New York 14534

Item 28. Management Services: None

Item 29. Undertakings: None

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Berwyn, Commonwealth of Pennsylvania on the 1st day of October, 2004.


                                                       CONSTELLATION
                                                       INSTITUTIONAL PORTFOLIOS

                                                       By: /s/ John H. Grady
                                                           John H. Grady
                                                           President


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


                                  EXHIBIT INDEX

NAME                                                              EXHIBIT
----                                                              -------

Investment Sub-Advisory Agreement between the
Registrant and Clover Capital Management, Inc.                    EX-99.B(d)(4)


Code of Ethics for Clover Capital Management, Inc.                EX-99.B(p)(6)



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